SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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First Financial Bankshares, Inc.

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FIRST FINANCIAL BANKSHARES, INC.

400 Pine Street

Abilene, Texas 79601

325.627.7155

NOTICE OF THE 2014 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 28, 2015

To our shareholders:

We cordially invite you to attend the annual meeting of our shareholders, which will be held in the Abilene Civic Center, 1100 North 6th Street, Abilene, Texas, at 10:30 a.m., Central time, on Tuesday, April 28, 2015, for the following purposes:

(1)	To elect eleven directors;

(2)	To ratify the appointment by our audit committee of Ernst & Young LLP as our independent auditors for the year ending December 31, 2015;

(3)	To conduct an advisory vote on the compensation of named executive officers;

(4)	To approve a restricted stock plan for selected employees, officers, non-employee directors and consultants;

(5)	To approve an amendment to the Amended and Restated Certificate of Formation to increase the number of authorized common shares; and

(6)	To act on such other business as may properly come before the annual meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 2, 2015, are entitled to notice of and to vote at the annual meeting (or any adjournment or postponement thereof).

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Shareholders to be Held on April 28, 2015, the proxy statement and other information for security holders are available free of charge at http://www.ffin.com/sec.

We have included, along with this notice and proxy statement, (1) our 2014 annual report, which describes our activities during 2014, (2) our Form 10-K for the year ended December 31, 2014, and (3) an invitation to attend the annual meeting luncheon. These additional materials do not form any part of the materials for solicitation of proxies.

We hope that you will be present at the annual meeting and the luncheon to be held immediately afterward. We respectfully urge you, whether or not you plan to attend the annual meeting, to sign, date and mail the enclosed proxy card in the envelope provided in order to eliminate any question of your vote being counted. You can revoke your proxy in writing at any time before the annual meeting, so long as your written request is received by our corporate secretary before the call to order of the annual meeting. We can accommodate everyone at the annual meeting; however, there is limited seating for the luncheon so we request that you confirm your attendance by completing the enclosed reply card and returning it to us by April 13, 2015.

By order of the Board of Directors,

March 2, 2015	F. SCOTT DUESER, Chairman

(i)

FIRST FINANCIAL BANKSHARES, INC.

400 Pine Street

Abilene, Texas 79601

325.627.7155

PROXY STATEMENT

2014 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 28, 2015

INTRODUCTION

The Board of Directors of First Financial Bankshares, Inc. (sometimes referred to as the “Company”) hereby solicits your proxy for use at the 2015 annual meeting of our shareholders and any continuation of the meeting if it is adjourned. The annual meeting will be held in the Abilene Civic Center, 1100 North 6th Street, Abilene, Texas, at 10:30 a.m., Central time, on Tuesday, April 28, 2015.

Our principal executive office is located at 400 Pine Street, Abilene, Texas 79601. Our telephone number is 325.627.7155.

We released for mailing this proxy statement and the accompanying proxy card on March 5, 2015. The date of this proxy statement is March 2, 2015.

VOTING OF SECURITIES

Important Voting Information

You may only vote if you hold shares directly in your own name.

If your shares are held in the name of a bank, broker or other holder of record, you should have received these proxy materials in paper form including a voting instruction card so you can instruct the holder of record how to vote your shares. Pursuant to Nasdaq rules, you must instruct your broker how you wish your shares to be voted on all non-routine matters.

Voting Rule. Your broker is not permitted to vote on your behalf on the election of directors, the advisory vote on compensation paid to our named executive officers, the approval of the restricted stock plan and the approval of the amendment to the Amended and Restated Certificate of Formation unless you provide specific instructions by following the instructions from your broker about voting your shares by telephone or Internet or completing and returning the voting instruction card. For your vote to be counted, you will need to communicate your voting decisions to your bank, broker or other holder of record before the date of the annual meeting in accordance with the instructions you receive from them.

Your Participation in Voting the Shares You Own is Important. Voting your shares is important to ensure that you have a say in the governance of First Financial Bankshares, Inc. Please review the proxy materials and follow the relevant instructions to vote your shares. We hope you will exercise your rights and fully participate as a shareholder.

More Information is Available. If you have any questions about the proxy voting process in general, please contact the bank, broker or other holder of record through which you hold your shares. The Securities and Exchange Commission also has a website (www.investor.gov) with more information about your rights as a shareholder.

Record Date

Our Board of Directors has established the close of business on March 2, 2015, as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting. On the record date, we had 64,100,000 common shares outstanding. Each of our shareholders is entitled to one vote for each common share held as of the record date.

Stock Split

On April 22, 2014, the Company’s Board of Directors declared a two-for-one stock split in the form of a 100% stock dividend effective for shareholders of record on May 15, 2014 that was distributed on June 2, 2014. All share and per share amounts in this proxy statement have been restated to reflect this stock split.

Quorum

In order for any business to be conducted at the annual meeting, a quorum consisting of shareholders having voting rights with respect to a majority of our outstanding common shares on the record date must be present in person or by proxy. For purposes of determining the presence or absence of a quorum, we intend to count as present shares present in person but not voting and shares for which we have received proxies but for which holders thereof have abstained. Furthermore, shares represented by proxies returned by a broker holding the shares in nominee or “street name” will be counted as present for purposes of determining whether a quorum is present, even if the shares are not entitled to be voted on matters where discretionary voting by the broker is not allowed (“broker non-votes”).

If a quorum is not present at the annual meeting, we will adjourn the meeting, and the Board of Directors will continue to solicit proxies.

Required Vote

As discussed in more detail under “Proposal 1—Election of Directors,” each director is required to be elected by the affirmative vote of a majority of the votes cast at the annual meeting. Withheld votes have the effect of voting against the director nominee. Shares not represented at the annual meeting will have no effect on the election of directors. Brokers are not entitled to vote on director elections and thus broker non-votes are not treated as votes cast and will have no effect on the election of directors.

The matter described in “Proposal 2—Ratification of Appointment of Independent Auditors” is required to be approved by the affirmative vote of the majority of the votes cast at the annual meeting and entitled to vote on the matter. Abstentions and shares not represented at the meeting will not be counted for purposes of determining whether such matter has been approved. Brokers may vote in their discretion on this proposal on behalf of clients who have not furnished voting instructions. As a result, broker non-votes will not arise in connection with, and will have no effect on, this proposal.

With respect to “Proposal 3—Advisory Vote on Executive Compensation,” the affirmative vote of a majority of the votes cast at the annual meeting and entitled to vote on this matter is required for approval of the compensation of our named executive officers. Voting for Proposal 3 is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company, the Board of Directors or the Compensation Committee. Abstentions, broker non-votes and shares not otherwise represented at the meeting will have no effect on the outcome of such matter.

With respect to “Proposal 4—Approval of Restricted Stock Plan,” the affirmative vote of a majority of the votes cast at the annual meeting and entitled to vote on this matter is required for the approval of the restricted stock plan for selected employees, officers, non-employee directors and consultants. Abstentions, broker non-votes, and shares not otherwise represented at the meeting will have no effect on the outcome of this proposal.

With respect to “Proposal 5—Amendment to Amended and Restated Certificate of Formation to Increase the Number of Common Shares Authorized,” the affirmative vote of two-thirds of the outstanding shares entitled to vote on this matter is required for the approval of the amendment to our Amended and Restated Certificate of Formation to increase the number of common shares authorized. Abstentions, broker non-votes, and shares not otherwise represented at the meeting will have the effect of a vote against this proposal.

The Board of Directors unanimously recommends that you vote FOR the election of all eleven directors nominated and recommended by the Board of Directors, FOR the ratification of the appointment of our independent auditors, FOR the resolution approving the compensation of our named executive officers, FOR the approval of the restricted stock plan and FOR the amendment to our amended and restated certificate of formation to increase the number of common shares authorized.

Failure to Provide Specific Voting Instructions

If you are a shareholder of record and you properly sign, date and return a proxy card, but do not indicate how you wish to vote with respect to a particular nominee or proposal, then your shares will be voted FOR the eleven directors nominated and recommended by the Board of Directors, FOR the ratification of the appointment of our independent auditors, FOR the resolution approving the compensation of our named executive officers, FOR the approval of the restricted stock plan and FOR the amendment to our Amended and Restated Certificate of Formation to increase the number of common shares authorized.

Shareholder List

A list of shareholders entitled to vote at the annual meeting, which will show each shareholder’s address and the number of shares registered in his, her or its name, will be open to any shareholder to examine for any purpose related to the annual meeting. Any shareholder may examine this list at our principal office, 400 Pine Street, Abilene, Texas 79601 during ordinary business hours commencing March 2, 2015, and continuing through the date of the annual meeting.

SOLICITATION AND REVOCABILITY OF PROXIES

Solicitation

We will bear the expense to solicit proxies, which will include reimbursement of expenses incurred by brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials regarding the annual meeting to beneficial owners. Our officers and directors may further solicit proxies from shareholders and other persons by telephone, electronic communication or other means. We will not pay these officers and directors any extra compensation for participating in this solicitation. We may engage Georgeson, Inc. to assist us with the solicitation of proxies and, if so, would expect to pay that firm approximately $20,000 for their services, plus out-of-pocket expenses.

Proxies and Revocation

Each executed and returned proxy card will be voted according to the directions indicated on that proxy card. If no direction is indicated, the proxy will be voted according to the Board of Directors’ recommendations, which are contained in this proxy statement. The Board of Directors does not intend to present, and has no information that others will present, any business at the annual meeting that requires a vote on any other matter. If any other matter requiring a vote properly comes before the annual meeting, the proxies will be voted in the discretion of the proxyholders in accordance with the terms of the proxy.

Each shareholder giving a proxy has the power to revoke it at any time before the annual meeting is called to order. This revocation is effective upon receipt, at any time before the annual meeting is called to order, by our corporate secretary of either (1) an instrument revoking the proxy or (2) a duly executed proxy bearing a later date than the preceding proxy.

PROPOSAL 1

ELECTION OF DIRECTORS

General

While our amended and restated bylaws fix the number of directors at a number not less than seven nor more than fifteen, the Board of Directors has fixed the number of directors at eleven for 2015, effective as of the date of our annual meeting. Although we do not contemplate that any of the nominees will be unable to serve, if such a situation arises before the annual meeting, the proxies will be voted to elect any substitute nominee or nominees designated by the Board of Directors. At the annual meeting, eleven directors are to be elected, each for a term of one year and until their respective successors have been duly elected and qualified.

Identifying and Evaluating Nominees for Director

The Board of Directors, acting through the Nominating/Corporate Governance Committee and pursuant to the Board of Directors’ Nominating/Corporate Governance Committee Charter, is responsible for identifying and evaluating candidates for Board of Directors membership. The Nominating/Corporate Governance Committee is responsible for recommending nominees who have the experience, qualifications, attributes and skills appropriate to function collaboratively and effectively as the Board of Directors for the Company. The Board of Directors and the Nominating/Corporate Governance Committee believe that the Board of Directors as a whole and its members individually should possess a combination of skills, professional experience, and diversity of backgrounds and view points necessary to oversee our Company’s current and future needs. The attributes that the Board of Directors and every director should possess are in the director nomination criteria set forth in our corporate governance guidelines. These criteria include:

•	at least a majority of the Board of Directors must be composed of independent directors;

•	candidates should be capable of working in a collegial manner with persons of diverse educational, business and cultural backgrounds and should possess skills and expertise that complement the attributes of the existing directors;

•	candidates should represent a diversity of viewpoints, backgrounds, experiences and other demographics;

•	candidates should demonstrate notable or significant achievement and possess senior-level business, management or regulatory experience that would benefit our Company;

•	candidates should have familiarity with and experience in the commercial banking industry;

•	candidates shall be individuals of the highest character and integrity;

•	candidates shall be free of conflicts of interest that would interfere with their ability to discharge their duties or that would violate any applicable laws or regulations;

•	candidates shall be capable of devoting the necessary time to discharge their duties, taking into account memberships on other boards and other responsibilities; and

•	candidates shall have a desire to represent the interests of all shareholders.

The Nominating/Corporate Governance Committee and the Board of Directors may, from time to time, establish and consider other specific skills and experience that they believe our Company should seek in order to constitute a diverse, balanced, collaborative and effective Board of Directors. For an incumbent director, the

Nominating/Corporate Governance Committee and the Board of Directors also consider past performance of such director on our Board of Directors. See “—The Nominees” on page 6 for the qualifications of each nominee for election at the annual meeting.

The Nominating/Corporate Governance Committee regularly reviews the composition of the Board of Directors in light of our Company’s business and structure; the changing needs of our Company as a result the business environment; our operations, financial conditions and complexity; its assessment of the Board of Directors’ performance; and input from shareholders and other key constituencies. As part of this review, the Nominating/Corporate Governance Committee evaluates the effectiveness of the Board of Directors’ director nomination standards.

The Nominating/Corporate Governance Committee will, in consultation with the Chairman of the Board of Directors and in accordance with its charter, consider candidates proposed or suggested by members of the Board of Directors, management, third party search firms retained by the Nominating/Corporate Governance Committee and shareholders. The Nominating/Corporate Governance Committee follows the same process and uses the same criteria for evaluating candidates whether they are proposed by members of the Board of Directors, management, third party search firms or shareholders. Any shareholder wishing to recommend a candidate to be considered by the Nominating/Corporate Governance Committee for nomination at an annual meeting of shareholders should review the procedure outlined under “Committees of the Board of Directors—Nominating/Corporate Governance Committee” beginning on page 36 of this proxy statement.

Changes in Composition of the Board of Directors

Ms. April Anthony, chief executive officer of Encompass Home Health and Hospice and Homecare Homebase, Dallas, Texas is being nominated as a new member of the Board of Directors along with ten of our current board members. Ms. Anthony was identified by the Nominating/Corporate Governance Committee and recommended to the Board of Directors for nomination at the annual meeting. For more information regarding Ms. Anthony’s qualifications, attributes and skills, see “Nominees” beginning on page 6 of this proxy statement.

Nominees

Based upon recommendations of the Nominating/Corporate Governance Committee, the Board of Directors has nominated the individuals below, for election to the Board of Directors at the annual meeting to serve a one-year term and until their respective successors have duly elected and qualified.

In light of our Company’s business and structure, the business environment and the Company’s long-term strategy, the Board of Directors, upon recommendation of the Nominating/Corporate Governance Committee, selected a slate of nominees whose experience, qualification, attributes and skills in leadership; commercial and investment banking and financial advisor services; finance and accounting; risk management; operations management; strategic planning; business development; regulatory and government affairs; and corporate governance and public policy, led the Board of Directors to conclude that these persons should serve as our directors at this time.

Pursuant to Nasdaq rules, a majority of the Board of Directors must be comprised of independent directors. The Board of Directors has determined that each director nominated, except Mr. Dueser, is independent under applicable Nasdaq rules.

The names and principal occupations of our current directors and nominees, together with the length of service as a director and the number of our common shares beneficially owned by each of them on March 2, 2015, are set forth in the following tables. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to shares held by him or her. The address for each individual is 400 Pine Street, Abilene, Texas 79601.

Name	Age	Years as Director	Principal Occupation During Last Five Years	Shares Beneficially Owned		Percent of Shares Outstanding(1)

April Anthony	47	—	CEO, Encompass Home Health and Hospice and Homecare Homebase	9,518	(2)	0.01%

Steven L. Beal	56	5	Director and Former President and Chief Operating Officer of Concho Resources Inc.	14,500		0.02%

Tucker S. Bridwell	63	8	President, Mansefeldt Investment Corporation	226,120	(3)	0.35%

David Copeland	59	17	President, SIPCO and Shelton Family Foundation, a private charitable foundation	267,050	(4)	0.42%

F. Scott Dueser	61	24	See “Executive Officers” on page 12	949,665	(5)(6)(7)	1.48%

Murray Edwards	63	9	Principal, The Edwards Group	155,340	(8)	0.24%

Ron Giddiens	67	6	Investments/Business Consulting; Former bank president	14,980		0.02%

Tim Lancaster	61	2	President and CEO, Hendrick Health System	5,698		0.01%

Kade L. Matthews	56	17	Ranching and Investments	574,640	(9)	0.89%

Ross H. Smith, Jr.	67	1	Chairman and President, Akrotex Inc.	20,000		0.03%

Johnny E. Trotter	63	12	President & CEO, Livestock Investors, Ltd.	402,200		0.63%

Shares beneficially owned by all executive officers and directors*				2,889,780		4.51%

*	See “Executive Officers” on page 15
(1)	Based on 64,128,797 common shares outstanding as of March 2, 2015.
(2)	Includes 3,518 shares that are owned by a trust for the benefit of Ms. Anthony’s spouse.
(3)	Includes 208,354 shares that are owned by a private foundation for which Mr. Bridwell serves as president to which he disclaims beneficial ownership.
(4)	Includes 235,046 shares that are owned by trusts for which Mr. Copeland serves as trustee or co-trustee to which he disclaims beneficial ownership.
(5)	Includes 208,502 shares that are owned by a partnership for which Mr. Dueser serves as manager to which he disclaims beneficial ownership.
(6)	Includes shares indirectly owned as of March 2, 2015 through the employee stock ownership plan portion of the profit sharing plan which each participant has sole voting powers, as follows: Mr. Dueser—91,779 and all executive officers as a group—128,914.
(7)	Includes shares of our common stock issuable upon exercise of options presently exercisable or exercisable within 60 days as of March 2 2015, as follows: Mr. Dueser—none and all executive officers as a group—49,300.
(8)	Includes 4,350 shares of our common stock owned by Mr. Edwards’ spouse and 1,236 shares that are owned by a trust for which Mr. Edwards serves as trustee and administrator to which he disclaims beneficial ownership.
(9)	Includes 280,000 shares that are owned by a private foundation for which Mr. Matthews serves as president and director to which he disclaims beneficial ownership.

Each nominee’s biography and the specific experiences, qualifications, attributes and skills of each nominee are described below.

April Anthony, Dallas, Texas is a new nominee for director of the Company. She is chief executive officer of Encompass Home Health and Hospice, which she founded in 1998, and Homecare Homebase. Encompass Home Health and Hospice was named as one of the fastest growing companies in America and boasts national leading scores in clinical quality outcomes and patient satisfaction. It provides home care and hospice services to over 18,000 patients per day through a network of 140 offices in 135 states. Homecare Homebase provides leading homecare software technology to over 140 homecare providers across the United States, representing 15% of homecare and hospice services in the nation. She is a graduate of Abilene Christian University and is a certified public accountant. She is a member of the Board of Trustees of Abilene Christian University, serving for 16 years. She is also the founder and a director of Encompass Cares Foundation, a nonprofit foundation formed to support domestic and international medical mission efforts and over the past five years has provided over $1 million in mission grants. Her experience and qualifications provide sound leadership to the board of Directors. In addition, as a certified public accountant, Ms. Anthony brings strong accounting, management, strategic plannning and financial skills important to the oversight of our financial reporting, enterprise and operational risk management.

Steven L. Beal, Brownwood, Texas, has served as a director of the Company since 2010. He serves as chairman of the Compensation Committee and also serves on the Executive and Nominating/Corporate Governance Committees. He is also a director of First Financial Bank, N.A., Abilene (the “Bank”), a wholly owned subsidiary of the Company. He is a director and was president and chief operating officer of Concho Resources Inc., a publicly traded oil and gas company, since its formation in February 2006. He retired as an officer of Concho Resources, Inc. effective July 1, 2009. From 1998 to 2006, he served as a director, executive vice president, and chief financial officer for various predecessor companies to Concho Resources Inc. From 1988 until 1997, Mr. Beal was employed by Parker & Parsley Petroleum Company (now Pioneer Natural Resources Company) in a variety of capacities, including serving as its senior vice president and chief financial officer. From 1981 until 1988, Mr. Beal was employed by the accounting firm of Price Waterhouse. He is a graduate of the University of Texas and is a certified public accountant. As a former chief financial officer and chief operating officer of a publicly-held oil and natural gas company engaged in the acquisition, development, exploitation and exploration of oil and natural gas properties, Mr. Beal provides the Board of Directors with operations, mergers and acquisitions, risk management, strategic planning and corporate governance expertise that is important to our Company. In addition, as a former chief financial officer and certified public accountant, Mr. Beal brings strong accounting, oil and gas expertise and financial skills important to the oversight of our financial reporting, enterprise and operational risk management.

Tucker S. Bridwell, Abilene, Texas, has served as a director of the Company since 2007. He serves as lead director, chairman of the Nominating/Corporate Governance Committee and also on the Executive Committee. He is also a director of the Bank serving on the directors’ loan committee and serves as an advisory director of the Bank’s Abilene region. He has been president of Mansefeldt Investment Corporation, a privately owned investment company, and the Dian Graves Owen Foundation, a private charitable foundation, since September 1997 and manages investments for both entities. Mr. Bridwell is also a director of Concho Resources Inc., serving on its reserves committee, and is a director of Halcon Resources serving on its compensation and reserves committees. Mr. Bridwell was a director of Petrohawk Energy Corporation from its inception in 2004 until December 2010. He was selected as Abilene’s Outstanding Citizen of the Year in 2010. He is a graduate of Southern Methodist University and is a certified public accountant. Mr. Bridwell’s service as a director to public companies adds administration and operational management experience, as well as corporate governance expertise to the Board of Directors. His experience and qualifications provide sound leadership to the Board of Directors. In addition, as a certified public accountant, Mr. Bridwell brings strong accounting, oil and gas expertise, investment, lending and financial skills important to the oversight of our financial reporting, enterprise and operational risk management.

David Copeland, Abilene, Texas, has served as director of the Company since 1998. He serves as chairman of the Audit Committee and also is a member of the Executive and Nominating/Corporate Governance Committees. He is designated as a “financial expert” for our Audit Committee. He also is a director of the Bank serving on the asset liability management committee and First Financial Trust & Asset Management Company, N.A. (the “Trust Company”), a wholly owned subsidiary of the Company. He also serves as an advisory director of the Bank’s Abilene region. He is president of the Shelton Family Foundation, a private charitable foundation, and SIPCO, Inc., the management and investment company for the Andrew B. Shelton family. He also serves as a director, compensation committee chairman and on the audit committee of Harte-Hanks, Inc., a publicly traded targeted marketing company. He is a graduate of Abilene Christian University and is a certified public accountant and chartered financial analyst. Mr. Copeland’s service as a director to public companies adds administration and operational management experiences, as well as corporate governance expertise to the Board of Directors. His experience and qualifications provide sound leadership to the Board of Directors. In addition, as a certified public accountant and chartered financial analyst, Mr. Copeland brings strong investment, accounting and financial skills important to the oversight of our financial reporting, enterprise and operational risk management.

F. Scott Dueser, Abilene, Texas, has served as a director of the Company since 1991. He serves as chairman of the Executive Committee. He also is a director of the Bank serving on the asset liability management committee, the Trust Company and First Technology Services, Inc., (the “Technology Company”), a wholly owned subsidiary of the Company. He is Chairman, Chief Executive Officer and President of the Company. He became Chairman in 2008 and became CEO/President in 2001. Prior to his role at the Company, he was CEO/President of the Bank from 1991 to 2001 and assumed these roles again as well as Chairman of the Board effective December 30, 2012. He is a graduate of Texas Tech University with finance and accounting degrees and served on the Board of Regents of Texas Tech University from 2005 to 2009, the last two years as Chairman. He currently serves on the boards of Breck Operating, Inc., Brazos LLP and States Royalty LLP which are privately held oil and gas companies. He was selected as Abilene’s Outstanding Citizen of the Year in 2009. Mr. Dueser adds financial services experience, especially lending, oil and gas expertise and asset liability management to the Board of Directors, as well as a deep understanding of the Company’s business and operations. Mr. Dueser also brings risk and operations management and strategic planning expertise to the Board of Directors, skills that are important as we continue to implement our business strategy and acquire and integrate growth opportunities.

Murray Edwards, Clyde, Texas, has served as director of the Company since 2006. He serves on the Audit, Executive and Nominating/Corporate Governance Committees. He also is a director of the Bank serving as chairman of the directors’ loan committee and serves as an advisory director of the Bank’s Abilene region. He is principal of The Edwards Group, a privately owned investment company, and has an undergraduate degree from Texas A&M University and a masters of business administration from Harvard Business School. He has successfully owned and managed a number of businesses including Automated Farm Systems, Alderman-Cave Feeds, Abilene Cattle Feeders, Cape & Son, Bluebonnet Feeds and Innovation Event Management. He was the largest shareholder and a director of Peoples State Bank, Clyde, Texas, prior to it being acquired by the Company. Mr. Edwards has significant risk management, merger and acquisitions and strategic planning skills. In addition, he brings strong agriculture, accounting, lending and financial skills important to the oversight of our financial reporting, enterprise and operational risk management.

Ron Giddiens, San Angelo, Texas, has served as a director of the Company since 2009. He serves on the Audit Committee. He also is a director of the Bank serving on the directors’ loan committee and asset liability management committee and the Technology Company and serves as an advisory director of the Bank’s San Angelo region. He is a former president of West Side National Bank in San Angelo prior to its sale to Boatmans Bank and Bank of America. He currently provides business, acquisition and valuations consulting through his company, D & G Consulting. He is a graduate of Baylor University and the Southwestern Graduate School of Banking at Southern Methodist University. Mr. Giddiens adds significant financial services industry expertise relevant to our community banking, wealth management, and commercial lending businesses. His leadership experience with a large financial services company is important to the oversight of our multi-region business model.

Tim Lancaster, Abilene, Texas, has served as a director of the Company since 2013. He serves on the Audit Committee. He also is a director of the Bank and the Technology Company and serves as an advisory director of the Bank’s Abilene region. He is President and CEO of Hendrick Health Systems, a 525 bed regional hospital based in Abilene, Texas, having served in this capacity since 2004. From 1998 to 2004, he was CEO of Brownwood Regional Medical Center, Brownwood, Texas. He has a bachelor of finance degree from Texas Tech University and a masters in health care administration from Texas Women’s University. He is past Chair of the Board of Trustees of the Texas Hospital Association and has served on numerous healthcare related boards on a national and state level. He currently serves on the Board of Regents of Texas Tech University. Mr. Lancaster adds significant operational, risk management, strategic planning and administrative experiences, as well as corporate governance expertise that is important to the Company. His leadership as the chief executive of a large hospital system brings strong accounting and management skills to the oversight of the financial reporting and operational risk management.

Kade L. Matthews, Amarillo, Texas, has served as a director of the Company since 1998. He serves on the Compensation Committee. He also is a director of the Bank and serves as an advisory director of the Bank’s Hereford region. He is President of the Legett Foundation, a private charitable foundation in Texas, as well as an emeritus trustee of Texas Christian University, where he is a graduate. He also is on the board of visitors of the MD Anderson Cancer Center in Houston, president of the Dodge Jones Foundation, a private charitable foundation in Abilene, president of Kickapoo Springs Foundation, a private charitable foundation in Abilene, and a former member of the Amarillo Area Foundation. Mr. Matthews is also a former regent of Clarendon College and former president of the Clarendon College Foundation. He is a rancher and manages investments. Mr. Matthews provides excellent agriculture and wealth management experience, local knowledge of economic trends in the communities that we serve as well as compensation and benefits experience and corporate governance experience garnered through his leadership position and board service with other entities.

Ross H. Smith, Jr., Orange, Texas, was a new nominee for director of the Company in 2014. He serves on the Compensation Committee. He also is a director of the Bank. He served as a director of Orange Savings Bank, SSB from 2008 to 2013, prior to the Company acquiring Orange Savings Bank, SSB in May 2013. He also serves as an advisory director of the Bank’s southeast region. He is chairman and president of Akrotex Inc., Orange, Texas, a service company for the petrochemical/plastics industry. He also is chairman of the board and president of Sabine River Ford, Inc., Orange, Texas, Volkswagen of Lake Charles, Louisiana and Nexus Resin Group Inc., Mystic, Connecticut. He serves on the board of directors of the Foundation of South East Texas, a three county community charitable foundation and also on the board of directors of the Foundation for Lamar State College, Orange, Texas. He has received several community builder and leadership awards and in 2010, was named Citizen of the Year for the Greater Orange Area Chamber of Commerce. Mr. Smith brings a wealth of experience and leadership in business to the Board.

Johnny E. Trotter, Hereford, Texas, has served as a director of the Company since 2003. He serves on the Executive, Compensation and Nominating/Corporate Governance Committees. He also is a director of the Bank and serves as an advisory director of the Bank’s Hereford region. He is president of Livestock Investors, Ltd., one of the largest cattle feeders in the United States as well as an officer in Panhandle Express Transportation LLC, a privately owned feed transportation company, and Deaf Smith Enterprises LLC, a privately owned real estate company. He also is president of Whiteface Ford dealership in Hereford, Texas, and owns and manages ranches/farms in Texas, New Mexico, Oklahoma and Mississippi. He also is a director of First United Bank, Dimmitt, Texas, an unaffiliated bank. He is also a director and became president of the American Quarter Horse Association in March 2014 and is active in numerous other cattle/horse associations and philanthropic/community involvement. He was named 2004 Citizen of the Year in Hereford/Deaf County, Texas. He was inducted into the Texas Cowboy Hall of Fame in January 2015. Mr. Trotter brings key leadership, risk management, operations, strategic planning and auto industry/agricultural expertise that assist the Board of Directors in overseeing the Company’s operations in a challenging economy.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU

VOTE “FOR” THE ELECTION OF EACH OF THESE NOMINEES.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of your Board of Directors has selected Ernst & Young LLP to serve as our independent auditors for the year ending December 31, 2015 and to serve until the next annual meeting in April 2016. Ernst & Young LLP has served as the Company’s independent auditors since 2002. We have been advised by Ernst & Young LLP that neither its firm nor any of its members has any financial interest, direct or indirect, in us, nor has had any connection with us or any of our subsidiaries in any capacity other than independent auditors. The Board of Directors recommends that you vote for the ratification of the selection of Ernst & Young LLP. Shareholder ratification of the selection of Ernst & Young LLP as our independent auditors is not required by our certificate of formation, bylaws or otherwise. Nevertheless, your Board of Directors is submitting this matter to the shareholders in conformance with the practices of good corporate governance. If the shareholders do not ratify the appointment of Ernst & Young LLP, then the appointment of independent auditors will be reconsidered by our Audit Committee. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders. Representatives of Ernst & Young LLP are expected to be present at the annual shareholders meeting, and they may have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDED DECEMBER 31, 2015.

PROPOSAL 3

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Pursuant to the Securities and Exchange Commission rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are conducting a shareholder advisory vote on the compensation paid to our named executive officers. Although the vote is advisory and is not binding on the Board of Directors, the Company or the Compensation Committee, the Board’s Compensation Committee will take into account, among other criteria, the outcome of the vote when considering future executive compensation decisions.

This proposal, commonly referred to as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers and the executive compensation philosophy, policies and programs described in this proxy statement. We ask that you support the compensation of our named executive officers as disclosed under the heading “Executive Compensation”, including the “Compensation Discussion and Analysis” section and the accompanying compensation tables and related narrative disclosure.

As described in the Compensation Discussion and Analysis section, we seek to provide a compensation package that attracts and retains executive talent, provides rewards for superior performance and produces consequences for underperformance. We believe that our compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our named executive officers to dedicate themselves fully to value creation for our shareholders.

You are encouraged to read the detailed information under “Executive Compensation” beginning on page 21 of this proxy statement for additional details about our executive compensation programs. Shareholder advisory votes on executive compensation will currently take place on an annual basis. Accordingly, our next shareholder advisory vote on executive compensation is expected to occur at the 2016 annual meeting of shareholders.

The Board of Directors strongly endorses the Company’s executive compensation program and recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders of First Financial Bankshares, Inc. hereby approve on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis compensation tables and narrative discussion.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE RESOLUTION RELATED TO COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 4

APPROVAL OF RESTRICTED STOCK PLAN

The Board of Directors (the “Board”) at a meeting held on January 27, 2015, adopted, subject to shareholder approval, the First Financial Bankshares, Inc. 2015 Restricted Stock Plan (the “Plan”). Our employees, officers, non-employee directors and consultants and the employees of our subsidiaries are eligible to participate in the Plan. The Plan provides for the award of restricted stock, restricted stock units (“RSUs”) and performance awards. Our named executive officers and members of our Board will be eligible to receive awards under the Plan and therefore have an interest in this proposal.

Introduction and Background

The Company currently provides equity-based compensation to its employees through the award of stock options under our incentive stock option plan approved by the shareholders in 2012. Shareholder approval of the Plan will give the Company the flexibility to also grant equity awards in the form of restricted stock, RSUs and performance awards.

We are also asking our shareholders to approve the Plan to satisfy the shareholder approval requirements of Section 162(m) of the Internal Revenue Code (the “Code”) and to approve the material terms of the performance goals for performance awards that may be granted under the Plan intended to comply with the “performance-based compensation” exemption under Section 162(m) of the Code. In general, Section 162(m) of the Code denies a tax deduction to public companies for compensation paid to certain “covered employees” within a taxable year to the extent such compensation exceeds $1,000,000. However, compensation that qualifies as “performance-based” under Section 162(m) of the Code does not count against this $1,000,000 limit. In order for awards under the Plan to be treated as “performance-based compensation” under Section 162(m) of the Code, the material terms of the Plan under which such awards may be granted must be disclosed to and approved by the shareholders. For purposes of Section 162(m) of the Code, the material terms include (a) the employees eligible to receive compensation, (b) a description of the business criteria on which the performance goals may be based and (c) the maximum amount of compensation that can be paid to an employee under the performance goals. Each of these aspects of the Plan is discussed below, and shareholder approval of the proposal will constitute approval of the material terms of the Plan and the performance goals for purposes of Section 162(m) of the Code. Nothing in this proposal or the Plan precludes us or the plan administrator from making any payment or granting awards that do not qualify for tax deductibility under Section 162(m) of the Code or any other provision of the Code.

In its determination to recommend that the Board adopt the Plan, the Compensation Committee reviewed the burn rate, dilution and overhang metrics disclosed in the section titled “Key Equity Metrics,” below.

We believe strongly that the approval of the Plan is important to our continued success. Awards such as those provided under the Plan will help us attract and retain outstanding individuals and motivate employees to achieve our business goals and objectives.

Key Equity Metrics

Approval of the Plan will enable us to compete in the competitive market for employee talent over the coming years, while maintaining reasonable burn rates and overhang.

The following table shows key equity metrics under our existing incentive stock option plan:

Key Equity Metrics	2014	3-Year Average (2012-2014)

Shares subject to options granted(1)	—	131,667

Gross burn rate(2)	—	0.21%

Net burn rate(3)	—	0.16%

Dilution at Fiscal Year End(4)	5.54%	5.79%

Overhang at Fiscal Year End(5)	1.45%	1.48%

(1)	Reflects total number of shares subject to options granted during the fiscal year and excludes any cancelled or forfeited options.
(2)	Gross burn rate is calculated by dividing the total number of shares subject to options granted during the fiscal year by the total weighted-average number of shares outstanding during the period, and excludes any cancelled or forfeited options.
(3)	Net burn rate is calculated by dividing the total number of shares subject to options granted during the fiscal year by the total weighted-average number of shares outstanding during the period, and takes into account any cancelled or forfeited options.
(4)	Dilution is calculated by dividing the sum of (x) the number of shares subject to options outstanding at the end of the fiscal year and (y) the number of shares available for future grants, by the number of shares outstanding at the end of the fiscal year.
(5)	Overhang is calculated by dividing the number of shares subject to options outstanding at the end of the fiscal year by the number of shares outstanding at the end of the fiscal year.

Summary of the Plan Terms

The following summary of the Plan is qualified in its entirety by the specific language of the Plan, a copy of which is attached as Appendix A.

General. The purpose of the Plan is to provide an additional incentive to selected officers, employees, non-employee directors and consultants of the Company, and employees of the Company’s subsidiaries, whose contributions are essential to the growth and success of the Company’s business, and to attract and retain competent and dedicated persons whose efforts will contribute to and promote the long-term growth and profitability of the Company.

Shares Subject To Plan. Subject to adjustment as described below, the maximum number of shares of common stock that may be issued under the Plan is 500,000. The closing price of our common stock, as reported on the NASDAQ Global Select Market on March 1, 2015, was $         per share. No individual who is likely to be a “covered employee” for purposes of Section 162(m) of the Code will be granted performance awards covering more than 10,000 shares (subject to equitable adjustment) during any calendar year. No individual who is a non-employee director will be granted awards covering more than 4,000 shares (subject to equitable adjustment) during any calendar year.

If an award is forfeited, cancelled, exchanged or surrendered, or if an award otherwise terminates or expires without a distribution of shares to the participant, the shares subject to such award or such forfeited shares are returned to the Plan and become available for future awards. In addition, any shares withheld by the Company or any subsidiary to satisfy the tax withholding obligations related to any award will again be available for future awards. If an award is denominated in shares, but settled in cash, the number of shares previously subject to the award will again be available for grants under the Plan. If an award can only be settled in cash, it will not be counted against the total number of shares available for grants under the Plan.

The total number of shares reserved for issuance and the individual award limitations are subject to equitable adjustment upon the occurrence of any extraordinary dividend or other distribution, recapitalization, stock split, reorganization, merger, consolidation, combination, repurchase, or share exchange, or other similar corporate transaction or event.

Administration. The Plan will be administered by our Board, or if our Board does not administer the Plan, a committee of our Board that complies with the applicable requirements of Section 162(m) of the Code, Section 16 of the Exchange Act and any other applicable legal or stock exchange listing requirements (the Board or committee, as applicable, the “plan administrator”).

Eligibility. Our officers, including the named executive officers listed in the 2015 Summary Compensation Table, employees, non-employee directors and consultants are eligible to receive awards under the Plan at the discretion of the plan administrator.

Types of Awards. The Plan will provide for the issuance of restricted stock, RSUs and performance awards (that is, awards of restricted stock or RSUs the vesting of which is subject to performance conditions).

Restricted Stock. Awards of restricted stock are shares that vest in accordance with the terms and conditions established by the plan administrator. The plan administrator will determine the number of shares of restricted stock granted to any employee or non-employee director. Once the restricted stock is issued, voting, dividend and other rights as a shareholder will exist with respect to the restricted stock. However, the restricted stock and the appurtenant dividends, if any, will not be transferable until the restricted stock vests.

Restricted Stock Units. RSUs are awards that obligate the Company to pay the recipient of the award a value equal to the fair market value of a specific number of shares of Company common stock in the future if the vesting terms and conditions established by the plan administrator and set forth in the applicable award agreement are satisfied. Payment under an RSU may be made in cash or in shares of our common stock. The plan administrator will determine the number of shares that are subject to such RSUs. A holder of an RSU does not have any rights as a shareholder until shares of common stock, if any, are issued with respect to the RSU. Payment under a RSU will be made at a time that is permissible under or exempt from Section 409A of the Code. The plan administrator may permit a participant to defer the receipt of cash or shares pursuant to a RSU under the Plan. Any such deferral will be administered as determined by the plan administrator and in a manner that is intended to comply with Section 409A of the Code.

Performance Goals. The vesting of awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code will be based upon one or more of the following business criteria: earnings as a percentage of revenues; pre-tax income, after-tax income or adjusted net income; earnings per share (basic or diluted); operating profit; revenue, revenue growth or rate of revenue growth; return on assets (gross or net), return on investment, return on capital, or return on equity; returns on sales or revenues; operating expenses; stock price appreciation; total shareholder return; earnings growth; return on average assets; return on average equity; efficiency ratio; net interest margin; audit, compliance and asset quality objectives; cost targets, reductions and savings, productivity and efficiencies; strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, goals relating to acquisitions, divestitures, joint ventures and/or similar transactions and/or goals relating to budget comparisons; and any combination of, or a specified increase or decrease in, any of the foregoing. Such performance goals may be measured on a GAAP or non-GAAP basis, and be based solely by reference to the performance of the Company as a whole or any subsidiary, division, business segment or business unit of the Company, or any combination of the foregoing or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to a peer group of other comparable companies, or as compared to the performance of a published or special index deemed applicable by the plan administrator, including by not limited to, a stock index. Unless otherwise stated in an award agreement a performance goal need not be based on an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria).

The plan administrator may provide for adjustment of performance goals for certain accounting charges as it determines appropriate, provided that any such adjustment not described in the immediately following sentence has been provided at the time the relevant performance goals are established. The plan administrator may also exclude the impact of any of the following events or occurrences that the plan administrator determines should be excluded, but only to the extent exclusion will not cause awards intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code to fail to so qualify: asset write-downs; litigation, claims, judgments, or settlements; the effect of changes in tax law or other such laws or regulations affecting reported results; accruals for reorganization and restructuring programs; any extraordinary, unusual, or nonrecurring items as described in the Accounting Standards Codification Topic 225; any change in accounting principles as defined in the Accounting Standards Codification Topic 250; any loss from a discontinued operation as described in the Accounting Standards Codification Topic 360; goodwill impairment charges; operating results for any business acquired during the calendar year; third-party expenses associated with any acquisition by the Company or any subsidiary; and any other extraordinary events or occurrences identified by the plan administrator, to the extent set forth with reasonable particularity in connection with the establishment of performance goals.

Vesting. Awards will vest at the times and upon the conditions that the plan administrator may determine, as reflected in an applicable award agreement. The plan administrator has the authority to waive conditions or restrictions associated with or accelerate the vesting of any outstanding award at such times and under such circumstances as it deems appropriate.

Change of Control. Unless otherwise provided by the plan administrator or set forth in an award agreement or otherwise, following a “change of control” of the Company (as described below), each outstanding award that is not assumed or substituted in connection with the change of control will become fully vested, free of all applicable restrictions, and all applicable performance objectives will be deemed to be achieved at target levels immediately upon the occurrence of the change of control.

Except as otherwise provided in an award agreement, a “change of control” of the Company means a change of control of the Company of a nature which would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 or in response to any other form or report to the Securities and Exchange Commission or any stock exchange on which the Company’s shares are listed which requires the reporting of a change of control. In addition, except as otherwise provided in an award agreement, a change of control is deemed to have occurred if: (i) a person or entity acquires securities of the Company representing 50% or more of its combined voting power; (ii) there is an unapproved change in the majority membership of the Company’s board of directors; (iii) this is consummated a merger or consolidation of the Company or any of its subsidiaries, other than (x) a merger or consolidation that results in the Company’s voting securities continuing to represent more than 50% of the combined voting power of the surviving entity or its parent, or (y) a merger or consolidation effected to implement a recapitalization in which no person or entity acquires 50% or more of the combined voting power of the Company; (iv) the shareholders of the Company approve a plan of complete liquidation of the Company; or (v) there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 80% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

A “change of control” for purposes of the Plan excludes the acquisition of securities representing more than 20% of the combined voting power of the Company by the Company, any of its wholly owned subsidiaries, or any trustee or other fiduciary holding securities of the Company under any Company employee benefit plan. For purposes of any award that provides for a deferral of compensation subject to Section 409A of the Code, to the extent the effect of a change of control on such award would subject the holder to additional taxes under Section 409A of the Code, a “change of control” for purposes of such award will mean a “change of control” that is also a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” within the meaning of the regulations promulgated under Section 409A of the Code.

Amendment and Termination of the Plan. The Board may alter, amend, revise, suspend or discontinue the Plan without obtaining approval of the Company’s shareholders, provided such action does not (a) increase the benefits accruing to participants under the Plan , (b) increase the number of securities which may be issued under the Plan, (c) modify the requirements as to eligibility for participation in the Plan, (d) affect outstanding stock grants or any unexercised rights thereunder (e) extend the term of the Plan. Subject to the foregoing limitations, the Board may amend the Plan or modify the agreements evidencing same in order to comply with any exemption from the operation of Section 16(b) of the Securities Exchange Act of 1934.

Federal Tax Aspects

The following is a general summary under current law of the material federal income tax consequences of the grant, vesting and exercise of awards under the Plan. This summary deals with general tax principles that apply only to employees who are citizens or residents of the United States and is provided only for general information purposes. The following discussion does not address the tax consequences of awards that may be subject to and do not comply with the rules and guidance issued pursuant to Section 409A of the Code. Section 409A has implications that affect traditional deferred compensation plans, as well as certain equity awards. Accordingly, additional adverse tax consequences could apply to certain equity awards as a result of Section 409A based on the terms of the equity awards or modifications that have been made to the provisions of the equity awards.

The following discussion does not purport to be complete, and does not cover, among other things, federal employment tax and state and local income and employment tax treatment of participants in the Plan. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant in light of personal investment circumstances. This summarized tax information is not tax advice.

Restricted Stock. Generally, a participant will not have taxable income upon grant of restricted stock. Instead, he or she will recognize ordinary income, if any, at the time of vesting equal to the fair market value of the shares received (determined as of the date of vesting) minus any amount paid for the shares.

Restricted Stock Units. A participant will generally not recognize taxable income at the time of the grant of a RSU or when the RSU vests. When an award is paid (whether it is at or after the time that the award vests), the participant will recognize ordinary income. In the event of an award that is paid or settled at a time following the vesting date, income tax may be deferred beyond vesting and until shares are actually delivered or payment is made to the participant if deferred in compliance with the timing of distributions and other requirements under Section 409A of the Code.

Gain or Loss on Sale or Disposition of Shares. In general, gain or loss from the sale or disposition of shares granted or awarded under the Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange.

Withholding. Where an award results in income subject to withholding, the Company may require the participant to remit the withholding amount to the Company or cause shares of common stock to be withheld or sold in order to satisfy the tax withholding obligations.

Tax Effect for the Company. Generally we will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code.

Special rules under Section 162(m) of the Code limit the deductibility of compensation paid by a public company during a tax year to its chief executive officer and its other three most highly compensated executive officers for that tax year. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, under Section 162(m) of the Code qualifying performance-based compensation, including income from stock options and other performance based awards, may be deductible if the conditions of Section 162(m) are met. These conditions include, among other things, shareholder approval of the material terms of the Plan as discussed above, setting limits on the number of awards that any individual may receive and establishing performance criteria that must be met before the award (other than certain stock options) actually will vest or be paid. The plan has been designed to permit the plan administrator in its discretion to grant awards which may qualify as performance-based for purposes of satisfying the conditions of Section 162(m) which may permit the Company to receive a federal income tax deduction in connection with such awards.

Additionally, under the so-called “golden parachute” provisions of Section 280G of the Code, the accelerated vesting of options and benefits paid under other awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments contingent on the change of control, in excess of certain limits. If these limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional 20% federal excise tax and may be nondeductible by the Company.

New Plan Benefits

The amount, if any, of equity compensation to be awarded to officers, directors, employees and consultants is determined from time to time by the plan administrator, as applicable, and is not presently determinable.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE 2015 RESTRICTED STOCK PLAN.

PROPOSAL 5

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF FORMATION

TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES

Our amended and restated certificate of formation currently authorizes 80,000,000 common shares, par value $0.01 per share, which we refer to as our common stock. Because 64,128,797 common shares are currently issued and outstanding and 3,553,277 shares are reserved for issuance upon exercise of our outstanding stock options, we have 12,317,926 common shares available for future issuances. Accordingly, we believe it is necessary to increase our total number of authorized common shares to 120,000,000 so that we have the flexibility in the future to issue more common shares, whether as a stock dividend, as consideration for an acquisition, in accordance with our stock option plans, to raise additional capital or otherwise. Although the proposed increase in our authorized common shares could be construed as having anti-takeover effects, neither our Board of Directors nor our management views this proposal in that perspective, and we are not aware of any takeover bid at this time. Our Board of Directors has approved this amendment, but your approval is also required under Texas law to amend our amended and restated certificate of formation. Should the amendment not be approved, the Company would be limited in regards to future stock dividends, acquisitions using our common shares as consideration or incentivizing our employees through equity compensation plans.

The effect of the proposed amendment is to authorize an additional 40,000,000 common shares, par value $0.01 per share. The future issuance of any newly authorized common shares, if any, would be authorized by resolution of the Board of Directors without further approval of the shareholders. Shareholders will have no preemptive rights to subscribe for additional common shares. The additional common shares to be authorized would be identical to our currently outstanding common shares, including being subject to the same conditions and having the same voting and other rights. Approval of this proposed amendment and any subsequent issuance of additional common shares would not affect your current rights as a shareholder, except for effects of a potential increase in the number of common shares outstanding, such as dilution of the earnings per share, book value per share and the voting power of current holders of common shares. Therefore, we are asking you to vote on the following resolution:

RESOLVED, that the Amended and Restated Certificate of Formation of First Financial Bankshares, Inc. (the “Company”) be amended to increase the total number of authorized common shares so that the Company is authorized to issue 120,000,000 common shares, to be effected by amending Article Four of the Company’s Amended and Restated Certificate of Formation to read in its entirety as follows:

“The aggregate number of common shares which the corporation shall have authority to issue is 120,000,000 of the par value of $0.01 each.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT TO

INCREASE IN THE NUMBER OF AUTHORIZED COMMON SHARES.

EXECUTIVE OFFICERS

Set forth in the following table are our named executive officers of our common shares beneficially owned by each of them as of March 2, 2015. Except as otherwise indicated, the named executive officer has sole voting and investment power with respect to the shares he holds. The address for each individual is 400 Pine Street, Abilene, Texas 79601.

Name	Age	Office	Years Served in Such Office	Principal Occupation During Past 5 Years	Shares Beneficially Owned		Percent of Shares Outstanding (1)

F. Scott Dueser	61	Chairman of the Board, President and Chief Executive Officer	14	Chairman, President and Chief Executive Officer of First Financial Bankshares, Inc.; Chairman, President and Chief Executive Officer of First Financial Bank, N.A., Abilene*	949,665	(2)(3)(4)	1.48%

Ronald D. Butler, II	54	Executive Vice President and Chief Administrative Officer	3	Executive Vice President and Chief Administrative Officer of First Financial Bankshares, Inc.; Chairman and Chief Executive Officer of Abilene Region of First Financial Bank, N.A., Abilene*	64,574	(2)(3)	0.10%

Gary S. Gragg	55	Executive Vice President	9	Executive Vice President of First Financial Bankshares, Inc.	55,168	(2)(3)	0.09%

J. Bruce Hildebrand, CPA	59	Executive Vice President and Chief Financial Officer	12	Executive Vice President and Chief Financial Officer of First Financial Bankshares, Inc.	43,749	(2)(3)	0.07%

Gary L. Webb	57	Executive Vice President	12	Executive Vice President of First Financial Bankshares, Inc.	42,774	(2)(3)	0.07%

*	A bank subsidiary.
(1)	Based on 64,128,797 common shares outstanding as of March 2, 2015.
(2)	Includes shares indirectly owned as of March 2, 2015 through our employee stock ownership plan portion of the profit sharing plan, which each participant has sole voting power, as follows: Mr. Dueser—91,779, Mr. Butler—16,968, Mr. Gragg—11,352, Mr. Hildebrand—4,511 and Mr. Webb—3,770.
(3)	Includes 15,200, 14,200, 5,200 and 14,700 shares of our common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of March 2, 2015 for Messrs. Butler, Gragg, Hildebrand and Webb, respectively. Mr. Dueser did not have any shares issuable upon exercise of options presently exercisable as of March 2, 2015.
(4)	Includes 208,502 shares that are owned by a partnership for which Mr. Dueser serves as manager to which he disclaims beneficial ownership.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives/Philosophy

The Compensation Committee’s philosophy is to provide a compensation package that attracts and retains executive talent, provides rewards for superior performance and produces consequences for underperformance. It is also the Compensation Committee’s practice to provide a balanced mix of cash and equity-based compensation that the committee believes appropriate to mitigate risk and align the short and long-term interests of the Company’s executives with that of its shareholders and to encourage executives to participate and perform as equity owners of the Company.

We believe that to attract and retain the quality of executive talent necessary to achieve our long-term strategic business goals, we must offer a competitive compensation package to our executives. The Compensation Committee seeks to attract executive talent by offering competitive base salaries, annual performance incentive opportunities, and long-term rewards under the Company’s long-term incentive programs (including profit sharing and incentive stock option plans). When considering pay decisions for our named executive officers, we target the median of the market for total compensation. While applying no specific formula or weighting of each factor, we also consider the executive’s scope of responsibilities, skills and experience, overall Company performance and the Board of Directors’ evaluation of the executive’s individual performance. Based on our business strategy and the results we expect from our executives, we attempt to blend their compensation pay between short and long-term pay as well as the mix of cash and equity compensation. We believe the design of our compensation programs and the amounts paid have been and continue to be appropriate and reasonable. We continually review our programs to ensure they are aligned with our business objectives and shareholder interests.

The Compensation Committee measures the Company’s senior management compensation levels with comparable compensation levels in industry benchmark studies and peer group data. We use survey data to benchmark our executive positions to those at other banking institutions with total asset size similar to ours. In 2014, the Compensation Committee engaged Longnecker & Associates to conduct an independent third party executive compensation review and provide analyses, conclusions and recommended considerations for the key executives of the Company. The review included an analysis of the total direct compensation (base salary, annual incentives, long-term incentives, deferred compensation and perquisites) plus an assessment of the competitiveness of the Company’s incentive compensation, based on asset size, geography, and operations, as compared to a peer group of companies and published survey data from similarly sized companies in the banking industry. The peer group companies considered by the Compensation Committee are:

Bancorp South, Inc.	International Bancshares Corporation
Bank of the Ozarks, Inc.	Prosperity Bancshares, Inc.
BancFirst Corporation	Renasant Corporation
Cullen/Frost Bankers, Inc.	Simmons First National Corporation
Hancock Holding Company	Southside Bancshares, Inc.
Home Bankshares, Inc.	Texas Capital Bancshares, Inc.
IberiaBank Corporation

It is the Compensation Committee’s practice to provide incentives that promote both the short and long-term financial objectives of the Company. To motivate our executives to achieve our strategic business goals, we offer the opportunity to earn the targeted level of pay through incentive compensation that correlates to the Company’s short and long-term performance. These incentives are based on financial and investment metrics underlying Company performance, including earnings growth, return on assets, net interest margin, credit quality and efficiency ratio. Annual bonuses reward achievement of short-term objectives that are established to encourage our executives to make decisions currently that promote shareholder value. Long-term incentive programs encourage executives to focus on the Company’s long-term strategic goals which are catalysts to drive shareholder value, while accomplishing a high retention of our executives. Our compensation program also accounts for individual performance, which enables the Compensation Committee to differentiate among executives and emphasize the link between personal performance and compensation.

Risk Assessment of Compensation Policies and Practices

In connection with the Compensation Committee’s evaluation and review of the Company’s compensation policies and practices for its officers and employees, as such policies and practices relate to risk management practices and risk-taking incentives, the Compensation Committee has determined that its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Elements of Compensation

The following is a summary of the elements of compensation provided to our Chief Executive Officer and other members of senior management. Further details and disclosures of each of these elements can be found in the tabular disclosures that follow.

Base Salary. Base salaries paid to our executives competitively compensate them for the experience and skills needed to perform their current roles, as well as reward their prior individual performance. We seek to provide our senior management with a level of assured cash compensation in the form of base salary that reflects their professional status, accomplishments and experience and aligns base salaries near the 50th market percentile for those incumbents who are seen as value creators and who are seasoned in their position. The Compensation Committee also retains the flexibility to increase the base salaries for certain executives beyond the 50th market percentile based on superior individual and/or company performance. The Compensation Committee met in January 2015 and approved base salaries for 2015 for the named executives as follows: Mr. Butler—$380,000, Mr. Dueser—$700,000, Mr. Gragg—$300,000, Mr. Hildebrand—$420,000 and Mr. Webb—$250,000.

Bonus. We offer a bonus plan that provides senior management with an opportunity to receive a cash bonus based on a sliding scale upon accomplishment of pre-determined performance goals. Mr. Dueser’s, Mr. Hildebrand’s and Mr. Webb’s goals for 2014 were based on earnings growth, return on average assets, return on average equity and efficiency ratio for the Company. Mr. Gragg’s goals for 2014 were based on earnings growth, return on average assets and credit quality for the Company. Mr. Butler’s bonus for 2014 included the same goals of Mr. Dueser, Mr. Hildebrand and Mr. Webb for the Company and earnings growth, return on average assets, efficiency ratio and net interest margin for the Abilene region of the Bank, for which he served as Chief Executive Officer in 2014 and 2013. For 2014, the maximum award for senior management of the Company was 30% of the executive’s base salary. In 2014, the metrics set for these named executive officers are these believed to be generally controllable by the respective named executive officer and which the Compensation Committee believes would result in increased shareholder value if achieved. To achieve the maximum award, the earnings growth goal was set at 15.00%, the return on average assets was set at 1.95%, the return on average equity was set at 16.00%, and the efficiency ratio was set at 46.50%. In addition, Mr. Gragg’s goals included credit quality metrics of net charge-offs equal to or less than 0.06% and a non-performing asset ratio as a percentage of loans and foreclosed assets of 0.70% or less. The Abilene region metric goals for Mr. Butler to achieve the maximum award were an earnings growth of 13.00%, a return on average assets of 1.90%, an efficiency ratio of 40.00% and a net interest margin of 3.90%. Based on the achievement of the performance criteria, Messrs. Dueser, Hildebrand and Webb earned 14.0% of their base salary, Mr. Butler earned 11.5% of his base salary and Mr. Gragg earned 18.5% of his base salary. For 2015, the maximum award for Messrs. Butler, Dueser, Gragg and Hildebrand was increased to 40% of the executive’s base salary. Regional bank presidents are also included in this bonus program, and their goals are structured to specific situations of their respective regional bank. While the performance goals drive the bonus plan and executive awards, the Compensation Committee retains discretion to adjust payouts of the awards based on the performance of the Company, including audit, compliance and asset quality issues, and the individual officer performance, as deemed appropriate. The Compensation Committee met in January 2015 to establish the specific goals for the named executive’s 2015 bonus. Such goals were based on similar criteria as 2014.

Equity Compensation. We presently offer stock options under our incentive stock option plan approved by shareholders in 2012. The purpose of our incentive stock option plan is to attract and retain key officers and to encourage performance by providing a proprietary interest in our Company through the granting of stock options. We believe that stock options are an appropriate long term incentive to link executives’ performance with stock price appreciation. We continue to review this program with each grant to ensure that this form of equity compensation will drive our executives toward successful long-term business results. Grants made under the incentive stock option plan typically vest 20% annually, commencing on the second anniversary of the grant and expire 10 years from the grant date. Unvested options granted under the incentive stock option plan vests 100% immediately upon the occurrence of a change of control event, as defined in the incentive stock plan. Unexercised options granted under the incentive stock option plan expire should the officer be terminated with cause, as defined in the incentive stock option plan.

Only incentive stock options (as defined in the Code) may be granted under the stock option plan. Incentive stock options granted under the stock option plan may be exercised solely by the grantee, or in the case of the grantee’s death or incapacity, by the grantee’s executors, administrators, guardians or other legal representatives and are not assignable or transferable by a grantee. We encourage the grantee not to dispose of the shares obtained through exercise of the options but rather to keep and build an equity interest in the Company. Incentive stock options further encourage our executives to exercise their options and hold the resulting shares by giving them the opportunity for favorable tax treatment for the exercise gain if certain holding requirements are met.

Generally, the Compensation Committee grants options every two years, subject to the Board of Directors’ approval. In October 2013, the Company granted key employees, including the named executive officers disclosed herein, an aggregate of 395,000 stock options. No options were granted in 2014 or 2012. Allocation of options is based on competitive market considerations, past and expected performance of the executive, fairness, affordability and retention considerations. Grantees are required to sign confidentiality, non-solicitation and non-competition agreements in connection with receipt of the option grants to preclude actions detrimental to the Company. Administration of the stock option plan is delegated to an executive officer of the Company.

The Compensation Committee does not grant options during any black-out period under our insider trading policy. We do not release material, non-public information for the purpose of affecting the value of executive compensation, nor do we grant options to executives in coordination with the release of material, non-public information. All awards of the Company’s common stock under our incentive stock option plan are made at the market price on the day of the award.

Moreover, under our insider trading policy, executive officers, directors and immediate family members of the Company may not buy or sell our stock during a trading period beginning fifteen days before the end of a fiscal quarter until three business days following the release of quarterly earnings information. Trading by directors and executive officers of the Company is also prohibited during designated periods when they possess material, non-public information about us.

Pension Plan. The defined benefit pension plan requires annual contributions sufficient to provide the pension benefits accruing to employees under the pension plan, as required by the Internal Revenue Service’s funding standards and the Pension Protection Act of 2006. The annual benefit for a participant in the pension plan who retires on his normal retirement date is the accrued benefit (as defined in the pension plan) at December 31, 1988, plus 1.25% of average compensation multiplied by years of service from January 1, 1989. “Average compensation” is defined as the average compensation during the ten years immediately preceding the date of determination or actual employment, whichever is less. Compensation means the total amount paid to an employee during the year including bonuses, commissions, and overtime pay, but excluding reimbursed expenses, group insurance benefits and pension and profit sharing contributions. There are provisions in the pension plan for early retirement with reduced benefits. Benefits do not vest until a participant has five or more years of credited service or upon reaching age 65 without regard to credited service. Effective January 1, 2004, the pension plan was frozen and no additional benefits have accrued under the plan after such date. New hires to the Company are not eligible to participate in the frozen pension plan.

The pension plan is subject to the minimum funding requirements of the Employee Retirement Income Security Act of 1974, as amended. Senior management eligible under the pension plan receive the same benefits as all employees.

Profit Sharing Plan. All employees of the Company who satisfy the plan’s eligibility conditions participate in our profit sharing plan. Contributions are determined annually based on a formula that includes growth in net income and return on average assets. Contributions under the profit sharing plan are reviewed by the Compensation Committee and are subject to their discretion and recommendation for approval by the Board of Directors. The

Compensation Committee oversees the administration of the profit sharing plan. Effective January 1, 2002, we added a 401(k) feature to our profit sharing plan that allows the participants to make pre-tax contributions to the plan. Effective January 1, 2004, the plan includes a “safe harbor” Company matching contribution equal to 100% of each participant’s contributions not exceeding 3% of the participant’s compensation, plus 50% of each participant’s deferral contributions in excess of 3% but not in excess of 5% of the participant’s compensation.

Under the profit sharing plan, contributions by employees are not required as a condition of participation. Each participating employer’s annual contribution is allocated among the accounts of the eligible plan participants, in the ratio that each participant’s compensation bears to the total compensation of all eligible participants. Compensation is defined as the total amount paid to an employee during the year, including bonuses, commissions, and overtime pay, but excluding reimbursed expenses, group insurance benefits and pension and profit sharing contributions. However, the Internal Revenue Service limits the compensation amount used to calculate a participant’s benefit to a maximum of $260,000 (adjusted annually by the Internal Revenue Service). Additionally, the annual amount (which is the aggregate of employer and employee contributions) that may be allocated to a participant is limited to $50,000 (adjusted annually by the Internal Revenue Service).

Our profit sharing plan includes an employee stock ownership plan (“ESOP”) feature whereby participants are given the option to receive cash dividends on shares owned by them in the ESOP in cash or reinvest the dividends in additional shares. Each participant owns shares and is entitled to vote his or her shares in any shareholder vote.

The profit sharing plan provides for benefits to vest in graduated percentages, with benefits being fully vested after six years of credited service except for amounts contributed to an employee’s account under the safe harbor provisions and shares resulting from the reinvestment of dividends in the ESOP which are immediately fully vested. Generally, an employee’s benefit will be the contributions allocated to their account while a participant, increased by gains and decreased by losses from investments of the plan, and increased by any forfeitures allocated to their account. An employee is always fully vested with respect to any voluntary contributions he makes. The plan also provides for immediate vesting upon attainment of normal retirement age and upon death or disability. If a participant terminates employment for any other reason, the total amount of their employee contribution account and the vested portion of his employer contribution account become distributable.

Senior management eligible for participation in the plan receive the same benefits as all employees. The maximum employer profit sharing contribution to the plan for an individual in a single year is 15% of the individual’s salary, plus the safe harbor Company match, subject to Internal Revenue Service limits.

Make Whole Plan. The Company has a “make whole” program whereby executives, whose Company contributions to the profit sharing plan and employer match under the 401(k) feature are limited due to Internal Revenue Service limitations, have contributions made to a non-qualified plan equal to the amount under qualified plans as if there were no Internal Revenue Service limitations. This non-qualified plan uses the same contribution formula and vesting requirements as the 401(k) plan. This plan, which is reviewed annually, was implemented by the Compensation Committee to allow senior management whose compensation is in excess of Internal Revenue Service limits to have profit sharing/401(k) matches in the same proportionate ratio as all employees.

Severance Benefits. We believe that companies should provide reasonable severance benefits to employees. With respect to senior management, these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. Our policy for all employees provides that full-time employees who are discharged due to a restructuring or layoff are eligible to receive severance pay based on their years of service to the Company. The Company will provide one week of severance pay for each year of employee service, up to a maximum of six months of salary, except that in all cases, severance pay will not be less than four week’s pay. In order to receive severance pay, an employee must sign a release of claims in favor of the Company. Employees who do not sign the required release form will not receive severance pay.

Potential Payments Upon a Change of Control and Executive Recognition Agreements. In April 1996, our Board of Directors unanimously approved an executive recognition plan. This plan enabled us to offer our key executive officers and those of our subsidiaries an executive recognition agreement. All of our named executive officers have entered into executive recognition agreements with us. The Company does not utilize employment agreements.

We believe our executive recognition agreements are conservative when compared to the competitive market. The agreements have been continually renewed since we view them as necessary to ensure the continued focus of our executives on making the appropriate strategic decisions for the Company even if the decision involves a change in control.

Each executive recognition agreement provides severance benefits for each applicable executive officer if, within two years following a change in control, the officer’s employment with us or our subsidiaries is terminated (i) by us (including any successor to us) or the subsidiary bank for any reason other than for cause (see below), except for termination as a result of the officer’s death, disability or retirement; or (ii) by the executive officer for good reason (see below).

As used in the executive recognition agreements, a “change of control” is defined as one or more of the following:

•	a person or entity directly or indirectly acquires securities of the Company representing more than 50% of the combined voting power entitled to vote generally in the election of directors of the then outstanding shares of the Company; or

•	any person or entity commences a tender offer or exchange offer to acquire any common stock of the Company (or securities convertible into common stock) for cash, securities or any other consideration in which after consummation of the offer, the person or entity directly or indirectly acquires beneficial ownership of shares of the Company representing more than 50% of the combined voting power entitled to vote generally in the election of directors of the then outstanding shares of the Company; or

•	the shareholders of the Company approve a reorganization, merger, consolidation, recapitalization, exchange offer, purchase of assets or other transaction, in each case, with respect to which the persons who were the beneficial owners of the Company immediately prior to such a transaction do not immediately after its completion, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, recapitalized or resulting company’s then outstanding shares; or

•	the shareholders of the Company approve a liquidation or dissolution of the Company; or

•	the Company sells or otherwise transfers (or one or more of its subsidiaries, sell or otherwise transfer), in one or more related transactions, assets aggregating 50% or more of the book value of the assets of the Company and its subsidiaries (taken as a whole).

As used in the executive recognition agreements, “cause” means termination of an employee due to the:

•	willful and continued failure by the employee to substantially perform his duties with the Company (other than any such failure resulting from the employee’s physical or mental incapacity due to injury or illness) after written demand for substantial performance is delivered to the employee by the Company; or

•	willful engaging by the employee in conduct which is demonstrably injurious to the Company, monetarily or otherwise.

As used in the executive recognition agreements, “good reason” means termination by an employee due to:

•	a determination by the employee, made in good faith and based on the employee’s reasonable belief, that there has been a materially adverse change in his status or position as an executive officer of the Company as in effect immediately prior to the change in control, including, without limitation, any material change in the employee’s status or position as a result of a diminution in the employee’s duties or responsibilities or the assignment to the employee of any duties or responsibilities which are inconsistent with his status or position, or any removal of the employee from or failure to reappoint or reelect the employee to such position; or

•	a material reduction by the Company in the employee’s annual base salary in effect immediately prior to the change in control; or

•	the relocation of the employee’s principal office outside of the city or metropolitan area in which the employee is residing at the time of any change in control; or

•	a material reduction by the Company in the budget over which the employee retained authority immediately prior to a change of control; or

•	the failure by the Company to continue in effect any benefit plan in which the employee participates at the time of a change in control other than as a result of the normal expiration of any such plan in accordance with its terms as in effect at the time of the change in control; or

•	any action or inaction by the Company following a change in control that constitutes a material breach of the agreement under which the employee provides services to the Company; or

•	any purported termination of the employee not effected pursuant to a notice of termination as required by the executive recognition agreement; or

•	the failure by the Company to provide and credit the employee with the number of paid vacation days to which the employee is then entitled in accordance with the Company’s normal vacation policy as in effect immediately prior to a change in control; or

•	the failure by any successor corporation to the Company to assume the executive recognition agreement.

Such severance benefits under the executive recognition agreements provide that the executive officer will receive a payment equal to a certain percentage (as set forth in his executive recognition agreement) of his annual base salary immediately preceding the date of termination. The percentage of annual base salary to be received upon a change in control pursuant to his executive recognition agreement is 208%. The total severance payment for the executive officer cannot, however, exceed the amount that would cause such payment to be deemed a “parachute payment” under Section 280G of the Internal Revenue Code.

Each executive recognition agreement has a term of two years. However, if a change in control occurs during the original term of the executive recognition agreements, then the executive recognition agreements will continue in effect for an additional period of two years following the change in control. Similarly, if a second change in control occurs within two years from the date of the first change in control, then the executive recognition agreements will continue in effect for a period of two years from the date of the second change in control. The agreements include confidentiality obligations, but do not bind the executives to non-competition, non-disparagement or non-solicitation clauses.

These executive recognition agreements were renewed in July 2014 with changes only to comply with Internal Revenue Service regulations affecting such plans.

Amounts that would be paid under these agreements upon a change of control and a qualiftying termination for good reason using base salary information as of December 31, 2014 for the named executive officers would be as follows:

Name	Amount

F. Scott Dueser, President and CEO	$1,320,800
Ronald D. Butler, II, Executive Vice President & CAO	$748,800
Gary S. Gragg, Executive Vice President	$530,400
J. Bruce Hildebrand, Executive Vice President & CFO	$832,000
Gary L. Webb, Executive Vice President	$665,600

In addition to the amounts payable under the executive recognition agreements, the Company’s 2012 Incentive Stock Option Plan generally provides that upon a change in control satisfying the requirements of such plan, all unvested stock options will automatically become vested and exercisable in full.

The table below shows our estimates of the value that would have been recognized by our executive officers as result of the accelerated vesting of the stock options held by such executive officers assuming a change in control occurred on December 31, 2014. The estimated value was calculated by multiplying the number of unvested stock options held by the applicable executive officer by the difference between the closing price of our common shares on December 31, 2014, which was $29.88, and the exercise price of the option. The actual amounts to be paid out can only be determined at the time of such change in control.

Name	Value of Stock Options

F. Scott Dueser	$209,100
Ronald D. Butler, II	$87,570
Gary S. Gragg	$87,570
J. Bruce Hildebrand	$87,570
Gary L. Webb	$87,570

Perquisites and Other Benefits. We annually review the perquisites that senior management receives. The primary perquisites for senior management are the reimbursement of initiation fees and dues for one golf or social club. We seek to encourage our senior management to belong to a golf or social club so that they have a convenient entertainment forum for customers and to facilitate interaction with current and potential customers, many of whom belong to these clubs. We do not permit personal use of our Company airplane.

Senior management also participates in the Company’s other benefit plans on the same terms as other employees. These plans include medical, life insurance and flex spending account benefits. Relocation benefits also are reimbursed but are individually negotiated when they occur.

The Compensation Committee monitors the results of the annual advisory “say-on-pay” proposal and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities, although no such factor is assigned a quantitative weighting. Because a substantial majority (97.9% of votes cast) of our shareholders approved the compensation program described in our proxy statement in 2014, the Compensation Committee did not implement changes to our executive compensation program as a result of the shareholder advisory vote.

Section 162(m). Section 162(m) of the Code generally limits the deductibility of compensation paid by a public company during a tax year to its chief executive officer and its other three most highly compensated executive officers for that tax year. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, under Section 162(m) of the Code qualifying performance-based compensation, including income from stock options and other performance based awards, may be deductible if the conditions of Section 162(m) are met. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of the Company’s compensation programs. The Company believes that achieving its objectives under the compensation philosophy set forth above is more important than the benefit of tax deductibility. The Company reserves the right to maintain flexibility in how it compensates its executive officers that may result in limiting the deductibility of amounts of compensation from time to time.

Compensation Tables

The following tabular disclosures are presented for the following named executive officers:

F. Scott Dueser—Chairman, President and Chief Executive Officer

Ronald D. Butler, II—Executive Vice President and Chief Administrative Officer

Gary S. Gragg—Executive Vice President—Loans

J. Bruce Hildebrand—Executive Vice President and Chief Financial Officer

Gary L. Webb—Executive Vice President—Operations

Summary Compensation Table

The following table summarizes the total compensation for our named executive officers in 2014, 2013 and 2012:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)

F. Scott Dueser, President/CEO	2014	626,666	—	—	—	88,900	106,455	44,120	866,141
	2013	578,250	—	—	178,500	87,750	92,496	47,880	984,876
	2012	544,500	—	—	—	57,173	92,609	44,875	739,157

Ronald D. Butler, II, EVP/CAO	2014	355,000	—	—	—	41,400	33,461	52,700	482,561
	2013	328,888	—	—	71,400	36,300	23,873	51,450	511,911
	2012	305,000	—	—	—	27,000	22,233	45,975	400,208

Gary S. Gragg, EVP	2014	251,666	—	—	—	47,175	10,015	40,820	349,676
	2013	231,667	—	—	71,400	30,550	3,748	44,880	382,245
	2012	213,333	—	—	—	23,650	3,748	41,875	283,323

J. Bruce Hildebrand, EVP/CFO	2014	395,000	—	—	—	56,000	31,573	44,120	526,693
	2013	366,667	—	—	71,400	55,500	27,265	47,880	568,712
	2012	348,333	—	—	—	36,750	30,508	44,875	460,466

Gary L. Webb, EVP	2014	316,666	—	—	—	44,800	15,963	44,120	421,549
	2013	299,167	—	—	71,400	45,000	13,225	47,880	476,672
	2012	294,167	—	—	—	30,975	18,570	44,875	388,587

(1)	Amount represents cash bonus earned in the respective year related to achievement of pre-determined performance goals.
(2)	Amount represents change in pension value plus amount contributed to “make whole” plan on behalf of each named executive officer.
(3)	Amount represents amount contributed to profit sharing plan and 401(k) match on behalf of each named executive officer as well as country club dues paid for each named executive officer.
(4)	See note 15 to the financial statements included with the Annual Report on Form 10-K for the assumptions made in valuation of these option awards.

Grants of Plan-Based Awards

The Compensation Committee grants incentive stock options periodically. In 2013, 395,000 options were granted to key employees of which Mr. Dueser, Mr. Butler, Mr. Gragg, Mr. Hildebrand and Mr. Webb received 25,000, 10,000, 10,000, 10,000 and 10,000 options, respectively. No options were granted in 2014 or 2012.

The Company did not grant any equity awards (of any type) in 2014, which is reflected in the table below:

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: Number of	All other option awards: Number of	Exercise or	Grant date fair
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	shares of stock or units (#)	securities underlying options (#)	base price of option awards ($/sh)	value of stock and option awards
F. Scott Dueser	—	—	—	—	—	—	—	—	—	—	—

Ronald D. Butler, II	—	—	—	—	—	—	—	—	—	—	—

Gary S. Gragg	—	—	—	—	—	—	—	—	—	—	—

J. Bruce Hildebrand	—	—	—	—	—	—	—	—	—	—	—

Gary L. Webb	—	—	—	—	—	—	—	—	—	—	—

No non-equity incentive plan awards (for example, stock appreciation rights or phantom stock awards) have been issued by the Company.

Outstanding Equity Awards at Fiscal Year-end

At December 31, 2014, the following stock options were outstanding for the respective named executive officers:

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Option (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

F. Scott Dueser	—	—	3,000	—	16.78	5-19-19	—	—	—	—
	—	4,000	12,000	—	15.73	10-25-21	—	—	—	—
	—	—	25,000	—	30.85	10-22-23	—	—	—	—

Ronald D. Butler, II	—	2,000	—	—	11.03	1-25-15	—	—	—	—
	—	6,000	—	—	13.66	1-30-17	—	—	—	—
	—	6,000	1,500	—	16.78	5-19-19	—	—	—	—
	—	3,200	4,800	—	15.73	10-25-21	—	—	—	—
	—	—	10,000	—	30.85	10-22-23	—	—	—	—

Gary S. Gragg	—	7,500	—	—	13.66	1-30-17	—	—	—	—
	—	6,000	1,500	—	16.78	5-19-19	—	—	—	—
	—	3,200	4,800	—	15.73	10-25-21	—	—	—	—
	—	—	10,000	—	30.85	10-22-23	—	—	—	—

J. Bruce Hildebrand	—	5,000	1,500	—	16.78	5-19-19	—	—	—	—
	—	3,200	4,800	—	15.73	10-25-21	—	—	—	—
	—	—	10,000	—	30.85	10-22-23	—	—	—	—

Gary L. Webb	—	5,500	—	—	13.66	1-30-17	—	—	—	—
	—	6,000	1,500	—	16.78	5-19-19	—	—	—	—
	—	3,200	4,800	—	15.73	10-25-21	—	—	—	—
	—	—	10,000	—	30.85	10-22-23	—	—	—	—

(1)	All of the outstanding stock option awards vest 20% annually commencing on the second anniversary of the grant date and expire 10 years from the grant date.

Option Exercises and Stock Vested

During 2014, the following options were exercised by the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

F. Scott Dueser	3,000	42,990	—	—

Ronald D. Butler, II	2,998	55,958	—	—

Gary S. Gragg	3,116	62,160	—	—

J. Bruce Hildebrand	2,500	41,960	—	—

Gary L. Webb	3,998	73,253	—	—

(1)	Amount represents the difference between the aggregate option exercise price and the actual aggregate stock price on the date exercised.

Pension Benefits

As of December 31, 2014, the following information relates to the Company’s defined benefit pension plan for the respective named executive officers:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

F. Scott Dueser	Defined Benefit Pension	27	382,647	—

Ronald D. Butler, II	Defined Benefit Pension	11	76,166	—

Gary S. Gragg	Defined Benefit Pension	13	58,450	—

J. Bruce Hildebrand	Defined Benefit Pension	1	17,818	—

Gary L. Webb	Defined Benefit Pension	—	—	—

We froze our defined benefit pension plan effective January 1, 2004, whereby no additional years of service accrue to participants, unless the pension plan is reinstated at a future date. The Company’s funding policy is to contribute annually the amount necessary to satisfy the Internal Revenue Service’s funding standards. Mr. Webb joined the Company after the plan was frozen and is not eligible for participation in the plan. See note 12 to the financial statements included with the Annual Report on Form 10-K for the year ended December 31, 2014 for the valuation and actuarial assumptions used in the calculations of the Company’s defined benefit pension plan.

Nonqualified Deferred Compensation

The following amounts represent contributions made in 2014 to the “make whole” plan described above, which is the only nonqualified deferred compensation program the Company offers, on behalf of the respective named executive officers:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings(Loss) in Last FY ($)(1)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)

F. Scott Dueser	—	71,348	(59,934)	—	780,328

Ronald D. Butler, II	—	24,954	(15,900)	—	213,303

Gary S. Gragg	—	3,488	(157)	—	5,297

J. Bruce Hildebrand	—	29,910	(18,204)	—	246,904

Gary L. Webb	—	15,963	(9,634)	—	130,753

(1)	Plan invests all funds received in common shares of the Company, which decreased in value 7.96% (including dividends paid) from January 1, 2014 to December 31, 2014.
(2)	These amounts are included in the Summary Compensation Table in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.

DIRECTOR COMPENSATION

For 2014, we had ten non-officer directors who received fees for attendance at Board of Director meetings and committee meetings. Directors who are also our executive officers or employees receive no compensation for service as members of either the Board of Directors or committees thereof. Directors who are not also our officers receive $2,500 for each board meeting attended and a $5,000 per quarter retainer fee. The directors who serve on committees and who are not also our officers receive $1,000 for each committee meeting attended. Director fees are paid in cash but a director may elect to defer receipt of fees into a non-qualified “Rabbi Trust” wherein the funds are used to purchase Company common shares on the open market. Because these shares are held in a “Rabbi Trust, “ shares under this plan are not included in the director’s shares beneficially owned as disclosed on page 6. No equity awards are granted to the directors for fees and the directors do not participate in the Company’s profit sharing or defined benefit pension plan. Directors are reimbursed for actual travel costs to attend the respective meetings. In addition, a director serving on the board of our subsidiary or a regional advisory board receives director and committee fees per meeting which are included in the table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Steven L. Beal	40,000	—	—	—	—	—	40,000
Tucker S. Bridwell	44,300	—	—	—	—	—	44,300
Joseph E. Canon(1)	12,950	—	—	—	—	—	12,950
David Copeland	53,750	—	—	—	—	—	53,750
Murray Edwards	50,450	—	—	—	—	—	50,450
Ron Giddiens	46,650	—	—	—	—	—	46,650
Tim Lancaster	37,600	—	—	—	—	—	37,600
Kade L. Matthews	38,800	—	—	—	—	—	38,800
Ross H. Smith, Jr.	35,900	—	—	—	—	—	35,900
Johnny E. Trotter	43,100	—	—	—	—	—	43,100

(1)	Mr. Canon retired from the Board of Directors effective April 22, 2014.

CORPORATE GOVERNANCE

Overview

We have long believed that good corporate governance is important to ensure that the Company is managed for the long-term benefit of our shareholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We also monitor new and proposed rules of the Securities and Exchange Commission, the Nasdaq Global Market and the bank regulatory authorities. We may amend our governance policies and procedures when required by law, Nasdaq rules or when we otherwise deem it prudent to do so. Each of our Audit, Compensation and Nominating/Corporate Governance Committees has adopted a charter. Our corporate governance policies, including our code of conduct applicable to all our employees, officers and directors, as well as the charters of our Audit, Compensation and Nominating/Corporate Governance Committees, are available at www.ffin.com under the “investor relations/corporate governance” caption. Copies of these documents are also available in print to any shareholder who requests them in writing.

Board Leadership Structure and Role in Risk Oversight

We are committed to a strong, independent Board of Directors and believe that objective oversight of the performance of our management is a critical aspect of effective corporate governance. As described under “Director Independence” below, we believe that all of our directors are independent with the exception of Mr. Dueser given his position as Chairman, President and Chief Executive Officer. With the exception of our Executive Committee, which Mr. Dueser chairs, all of our committees are comprised solely of and chaired by independent directors. In addition, at each regularly scheduled Board meeting, the non-management directors meet in executive session without management directors.

We do not have an independent Chairman of the Board; however, Mr. Bridwell serves as our independent lead director. Mr. Dueser serves as our Chairman of the Board of Directors. Although the Board of Directors has considered appointing an independent Chairman of the Board, the Board of Directors concluded that Mr. Dueser’s leadership has served the Company and its shareholders well, as he is intimately familiar with all aspects of the Company’s operations and provides the Board of Directors with effective oversight of management.

The Board of Directors, together with the Audit, Executive, Nominating/Corporate Governance and Compensation Committees of the board, coordinate with each other to provide enterprise-wide oversight of our management and handling of risk. These committees report regularly to the entire Board of Directors on risk-related matters and provide the Board of Directors with integrated insight about our management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational and reputational risks. In addition our subsidiary bank has its own board of directors and audit, loan and asset liability management committees, which provide risk management. The management and board of directors of our subsidiary bank also provide reports to our management and Board of Directors regarding risk management.

In addition, the consolidation of the management of our securities portfolio, loan review, internal audit, compliance and asset liability/liquidity management at the holding company level provides additional risk oversight which further mitigates overall risk to the Company. While we have not developed an enterprise-wide risk statement, the Board of Directors believes that sound credit underwriting to manage credit risk and a conservative investment portfolio to manage liquidity and interest rate risk contribute to an effective oversight of the Company’s risk.

At meetings of the Board of Directors and its committees, directors receive regular updates from management regarding risk management. The Chief Administrative Officer, Chief Credit Officer, Chief Operations Officer and Chief Financial Officer, who are responsible for instituting risk management practices that are consistent with our overall business strategy and risk tolerance, report directly to Mr. Dueser, our Chief Executive Officer, and lead management’s risk discussions at Board and committee meetings. Outside of formal meetings, the Board of Directors, its committees and individual Board members have regular access to senior executives, including the Chief Administrative Officer, Chief Credit Officer, Chief Operations Officer and Chief Financial Officer.

Independent Lead Director

Mr. Bridwell serves as our independent lead director. The Board of Directors recognizes that the Company and its shareholders are well served under corporate governance best practices through the designation and empowerment of an independent lead director for several reasons, the foremost being that Mr. Dueser, our Chairman of the Board, is a non independent director.

The independent lead director’s duties include:

•	chairing meetings of executive sessions of our Board of Directors, as well as other meetings involving non-management and independent directors;

•	presiding at meetings of the Board of Directors in the absence or at the request of the Chairman of the Board of Directors;

•	acting as a liaison between the independent directors and the Chairman of the Board of Directors;

•	approving meeting agendas;

•	ensuring that appropriate information is sent to the Board of Directors;

•	providing an important communication link between the other independent directors and our shareholders; and

•	calling additional meetings of the independent directors as appropriate.

As independent lead director, Mr. Bridwell communicates regularly with our Chief Executive Officer on a variety of issues including business strategy and succession planning. The Board of Directors considers periodically its structure and the role and responsibilities of the independent lead director to reflect its commitment to corporate governance best practices.

Communications with Your Board of Directors

Shareholders may call or write to the Board of Directors at the address and phone number listed on the first page of this proxy statement. Letters addressed to individual board members and clearly marked as shareholder communications will be forwarded by the corporate secretary unopened to the individual addressee. Any letters addressed to the Board of Directors and clearly marked as shareholder communications will be forwarded by the corporate secretary unopened to the Chairman of the Board.

Director Independence

In accordance with Nasdaq rules, our Board of Directors affirmatively determines the independence of each director and each nominee for election as director. The Board of Directors makes its determination based on the elements of independence set forth in the Nasdaq listing standards. We have not adopted any supplemental independence criteria.

Based on these standards, the Board of Directors has determined that each of the following non-employee directors is independent:

April Anthony	Ron Giddiens
Steven L. Beal	Tim Lancaster
Tucker S. Bridwell	Kade Matthews
David Copeland	Ross H. Smith, Jr.
Murray Edwards	Johnny E. Trotter

All members of the Audit, Compensation and Nominating/Corporate Governance Committees are independent under the applicable Nasdaq listing standards. Given his position as President and Chief Executive Officer, Mr. Dueser is not considered an independent director.

Meetings of the Board of Directors

The Board of Directors of the Company has four regularly scheduled meetings each year. In 2014, each of the directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which such director served.

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of shareholders, we encourage directors to attend and historically more than a majority have done so. All directors attended the 2014 annual meeting of shareholders.

Committees of the Board of Directors

The Board of Directors has four committees. The functions and current members of each committee are as follows:

Executive Committee. The Executive Committee acts for the Board of Directors between board meetings, except to the extent limited by our bylaws or Texas law. The current members are Messrs. Beal, Bridwell, Copeland, Edwards, Dueser, and Trotter. Mr. Dueser is the chairman of the committee. The Executive Committee met four times during 2014 and once in January 2015.

Nominating/Corporate Governance Committee. Among other things, the Nominating/Corporate Governance Committee recommends director candidates to the Board of Directors. The Nominating/Corporate Governance Committee members are Messrs. Beal, Bridwell, Copeland, Edwards, and Trotter. Mr. Bridwell is the chairman of the committee. All current directors, with the addition of Ms. April Anthony, are being nominated for election as directors for 2015. The committee did not meet in 2014 and met once in January 2015.

Historically, our goal has been to assemble a Board of Directors that brings diverse perspectives and skills derived from exemplary business and professional experience. Such qualifications provide sound and prudent guidance with respect to our operations and interests. Generally, the committee identifies candidates through the personal, business and organizational contacts of the directors and management, as well as our regional advisory board members. For a description of the process of identifying and evaluating potential directors, please refer to the section of this proxy statement entitled “Identifying and Evaluating Nominees for Director” on page 4.

Under our bylaws, an individual may not stand for election or reelection as a director upon attaining age 72 years of age, unless he owns at least 1% of the outstanding shares of our common stock and is less than 75 years of age. Otherwise, there are no stated minimum criteria for director nominees.

We expect that the Nominating/Corporate Governance Committee will recommend nominees in the future by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service will be considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue in service or if the Nominating/Corporate Governance Committee of the Board of Directors decides not to re-nominate a member for re-election, we anticipate that the Nominating/Corporate Governance Committee will identify the desired skills and experience of a new nominee in light of the criteria above and begin a search for appropriately qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if determined by the Nominating/Corporate Governance Committee.

The Nominating/Corporate Governance Committee will consider qualified director candidates recommended by shareholders. For the 2016 Annual Shareholders Meeting, any shareholder wishing to propose a nominee should submit a recommendation in writing to the Nominating/Corporate Governance Committee of First Financial Bankshares, Inc. at 400 Pine Street, Suite 300, Abilene, Texas 79601 at least 120 days and not more than 150 days in advance of the anniversary of the 2015 annual meeting (or as otherwise set forth in our amended and restated bylaws), including the nominee’s resume, qualifications and other relevant biographical information and providing confirmation of (1) the name and address of the shareholder giving notice, and any (x) person controlling, directly or indirectly, or acting in concert with, the shareholder, (y) any beneficial owner of the shares of the Company owned of record or beneficially by the shareholder and (z) any person controlling, controlled by or under common control with the shareholder (a “Shareholder Associated Person”), (2) for the shareholder and any Shareholder Associated Person, the number of common shares of the Company that are owned beneficially and of record and any derivatives, hedged positions, synthetic and temporary ownership techniques, swaps, securities loans, timed purchases and other economic and voting interests or similar positions, securities or interests with respect to our securities, (3) the nominee’s consent to serve as a director and acknowledgement that the nominee will comply with our bylaws, code of business conduct and ethics, corporate governance handbook and any other applicable rules, regulations, policies or standards of conduct applicable to the Board of Directors and its members, (4) a description of all relationships, arrangements or understandings between the shareholder and any Shareholder Associated Person, on the one hand, and the nominee, the nominee’s affiliates or associates or others acting in concert with the nominee, on the other hand, (5) a description of the nominee’s background and experience and the reasons why the nominee meets the standards for director nominees set forth in our corporate governance practices, (6) a completed independence questionnaire regarding the nominee, which may be obtained from the Secretary of the Company, (7) a written representation from the nominee that they do not have, nor will they have, any undisclosed voting commitments or other arrangements with respect to their actions as a director and (8) any other information regarding the nominee or shareholder that would be required to be included in a proxy statement relating to the election of directors. Qualified candidates recommended by our shareholders will be evaluated on the same basis as candidates recommended by our officers, directors and other sources.

Audit Committee. Among other things, the Audit Committee reviews the scope and results of the annual audit by our independent auditors, and receives and reviews internal and external audit reports. The committee also monitors the qualifications, independence and performance of our independent auditor and internal auditors. Its members include Messrs. Copeland, Edwards, Giddiens and Lancaster. Mr. Copeland is the chairman of the committee. The Audit Committee met five times in 2014, and once in January 2015 and once in February 2015. The Board of Directors has determined that it believes all Audit Committee members are financially literate under the current listing standards of Nasdaq. The Board of Directors also believes Mr. Copeland qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Compensation Committee. The current members of the Compensation Committee are Messrs. Beal, Smith, Matthews and Trotter. Mr. Beal is the chairman of the committee. All committee members are currently deemed to be independent. In determining the independence of the members, the Board of Directors has used the definition of independence contained in Rule 5606(d)(2)(A) of the Marketplace Rules of The Nasdaq Stock Market and has applied this definition consistently to all committee members. The committee meets as needed during the year but generally meets four to five times per year. The committee met four times during 2014 and twice in January 2015. The Compensation Committee charter can be found on our website at www.ffin.com in the “investor relations/corporate governance” section.

The Compensation Committee is responsible for making recommendations to the Board of Directors concerning compensation matters for the Company’s executive officers and directors. Executives of the Company are integral in the compensation process for the Company; however, the committee determines all elements of pay for the Chief Executive Officer. With the assistance of the Chief Financial Officer and the human resources department, the Chief Executive Officer makes recommendations for all Company executives, including the named executive officers, to the committee for their review and approval. For the named executive officers, the committee develops compensation recommendations to the full Board of Directors for approval.

The Compensation Committee also oversees the administration of employee benefits and benefit plans for the Company and its subsidiaries including our profit sharing, pension and flexible spending plans as well as our incentive stock option plan for key employees. The committee delegates day-to-day administration of the clerical elements of these programs to the human resources department, trust company as trustee of the pension and profit sharing plans and an executive officer overseeing the stock option plan.

The agenda for meetings of the Compensation Committee is set by its chairman, acting with the assistance of the Company’s Chief Executive Officer and Chief Financial Officer. At each meeting, the committee meets in executive session without management or any non-independent directors. In making compensation decisions, the Compensation Committee obtains information from a variety of public sources and considers the recommendations of the Company’s management, human resources department and trust company. The committee makes periodic reports to the full Board of Directors.

The Compensation Committee has from time to time engaged compensation consultants from outside the Company, and the committee has the right under its charter to engage compensation consultants or other outside advisors, including legal counsel, if it so chooses, subject to ratification by the Board of Directors, and only after consideration of the factors listed in Nasdaq Rule 5605(d)(3)(D). The committee may retain, terminate and approve professional fees (subject to ratification by the Board of Directors) related to compensation consultants or other advisors as appropriate. From December 2007 to February 2008, the Compensation Committee retained Hewitt Associates to benchmark executive and director compensation and to review and recommend considerations related to the Company executive bonus program. In 2013, the Compensation Committee retained Alvarez & Marsal to assist the Company in addressing new regulatory rules for incentive compensation for mortgage loan originators. In 2014, the Compensation Committee retained Longnecker & Associates to assist the Company in addressing compensation and benefits to executive officers and outside directors of the Company. Prior to their engagement the Compensation Committee confirmed that such firms did not have any potential or actual conflicts of interest with the Board of Directors or the Company.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of the Compensation Committee was, during 2014, an officer or employee of us or any of our subsidiaries, or had any relationship requiring disclosure in this proxy statement. However, certain of the Compensation Committee members (or related entities) maintained loans from subsidiaries during 2014. The loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions on an arms-length basis and did not involve more than the normal risk of collectibility or present other unfavorable features to the subsidiary bank. None of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) or director of another entity, one of whose executive officers served as a member of our Board of Directors.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviews the compensation programs for senior management of the Company, including those named executive officers in the tabular presentation included in this definitive proxy statement.

The Compensation Committee has reviewed and discussed the compensation discussion and analysis included in this proxy statement with management and based on the reviews and discussions, the Compensation Committee recommended to the Board of Directors that the compensation discussion and analysis included herein be included in the proxy statement. The Board of Directors approved the Compensation Committee’s recommendation. The members of the Compensation Committee are considered independent because we believe they satisfy the independence requirements for Compensation Committee members prescribed by Nasdaq and the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Steven L. Beal, Chairman
Kade L. Matthews
Johnny Trotter
Ross H. Smith

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the committee, which is composed of independent directors in compliance with Rule 5605 of the Nasdaq listing standards, reviewed and discussed the audited financial statements in the Annual Report included with this proxy statement with management. The committee also discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young LLP, our independent registered public accounting firm for 2014, who was responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and, as applicable, the standards of the Public Company Accounting Oversight Board (PCAOB). The Audit Committee also discussed with the independent registered public accounting firm their audit of the Company’s effectiveness of internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework). In addition, the committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including the matters required by the Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees”, and considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee has received the written disclosures from our independent registered public accounting firm regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence.”

The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee held five meetings during the year that ended December 31, 2014 and met once in January 2015 and once in February 2015.

The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has in fact maintained appropriate accounting and financial reporting principles or policies. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not ensure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our company’s financial statements has been carried out in accordance with generally accepted auditing standards or the standards of the PCAOB or that our independent accountants are in fact independent.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission. The Board of Directors approved the Audit Committee’s recommendation. The members of the committee are considered independent because we believe they satisfy the independence requirements for audit committee members prescribed by Nasdaq and the Securities and Exchange Commission.

AUDIT COMMITTEE

David Copeland, Chairman
Murray Edwards
Ron Giddiens
Tim Lancaster

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of our common stock as of December 31, 2014 by each entity or person who is known to beneficially own 5% or more of our common stock:

	Common Shares Owned(1) as of December 31, 2014
Name and Address of Beneficial Owner	No. of Shares		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, New York 10022	5,628,489	(2)	8.8%

Neuberger Berman Group LLC 605 Third Avenue New York, New York 10158	4,376,222	(3)	6.8%

The Vanguard Group—23-1945930 100 Vanguard Blvd. Malvern, Pennsylvania 19355	4,031,195	(4)	6.3%

(1)	The information contained in this table is based on reports of Schedule 13D and Schedule 13G filed with the Securities and Exchange Commission on or prior to February 14, 2015. The nature of beneficial ownership of the holdings shown in this table is set forth in notes 2 - 4 below.
(2)	This information is based solely on a Schedule 13G/A filed with the SEC on January 22, 2015 by BlackRock, Inc.
(3)	This information is based solely on a Schedule 13G/A filed with the SEC on February 11, 2015 by Neuberger Berman Group LLC.
(4)	This information is based solely on a Schedule 13G/A filed with the SEC on February 10, 2015 by The Vanguard Group—23-1945930

In addition, as of February 1, 2015, First Financial Trust & Asset Management Company, National Association (the “Trust Company”), a wholly-owned subsidiary of the Company, individually acted as sole or co-fiduciary with respect to trusts and other fiduciary accounts which owned, held or controlled through intermediaries in the aggregate 10,910,356 shares or 17.01% of the outstanding common shares of the Company over which the Trust Company had, directly or indirectly, sole or shared voting/investment power. No single trust or other fiduciary account held a beneficial ownership interest of 5% or more. Of these shares, the Trust Company had sole voting/investment power with respect to 6,809,560 shares or 10.62% of the outstanding common shares of the Company, and the Trust Company shared voting/investment power with respect to 54,884 shares or 0.09% of the outstanding common shares of the Company. The Trust Company had no authority to vote 4,405,912 or 6.31% of the outstanding common shares of the Company. All the shares held by this subsidiary entity, which are registered in its name as fiduciary or in the name of its nominee, are owned by many different accounts, each of which is governed by a separate instrument that sets forth the powers of the fiduciary with regard to the securities held in such accounts. The Board of Directors historically has not attempted to, and does not intend to attempt to in the future, exercise any power to vote such shares.

See “Proposal 1—Election of Directors—Nominees” and “—Executive Officers” for information with respect to the beneficial ownership of our common stock by each director nominee and named executive officers as of February 28, 2015. In the aggregate, all director nominees and executive officers as a group (16 individuals) beneficially owned 2,889,780 shares of our common stock, or 4.51% of our total outstanding shares, as of February 28, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission initial reports of our common stock ownership and reports of changes in such ownership. A reporting person must file a Form 3, Initial Statement of Beneficial Ownership of Securities, within 10 days after such person becomes a reporting person. A reporting person must file a Form 4, Statement of Changes of Beneficial Ownership of Securities, within two business days after such person’s beneficial ownership of securities changes, except for certain changes exempt from the reporting requirements of Form 4. A reporting person must file a Form 5, Annual Statement of Beneficial Ownership of Securities, within 45 days after the end of the issuer’s fiscal year to report any changes in ownership during such year not reported on a Form 4, including changes exempt from the reporting requirements of Form 4.

The Securities and Exchange Commission’s rules require our reporting persons to furnish us with copies of all Section 16(a) reports that they file. Based solely upon a review of the copies of such reports furnished to us, we believe that the reporting persons have complied with all applicable Section 16(a) filing requirements for 2014 and through the date of this statement on a timely basis.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We retained Ernst & Young LLP to serve as our independent registered public accounting firm for 2014. Representatives of Ernst & Young LLP will be in attendance at the annual meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate answer questions.

The aggregate fees billed for each of the last two fiscal years for professional services rendered by Ernst & Young LLP, the principal auditors who performed the audit of our annual financial statements, review of the quarterly financial statements and audit of internal controls, follows:

	Year ended December 31,
	2014	2013
Audit Fees	$494,144	$522,816
Audit Related Fees	None	None
Tax Fees	None	None
All Other Fees	None	None

Our Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Except as permitted under Rule 2-01 of SEC Regulation S-X, unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to its Chairman the authority to approve permitted services provided that the Chairman reports such decisions to the committee at its next scheduled meeting.

INTEREST IN CERTAIN TRANSACTIONS

As has been true in the past, some of our officers and directors, members of their families, and other businesses with which they are affiliated, are or have been customers of one or more of our subsidiaries. As customers, they have entered into transactions in the ordinary course of business with such subsidiaries, including borrowings, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions on an arms-length basis. Such borrowings did not involve more than a normal risk of collectibility or present any other unfavorable features to the subsidiary bank. None of the transactions involving our subsidiaries and our officers and directors, or other businesses with which they may be affiliated, has been classified or disclosed as nonaccrual, past due, restructured or potential problems.

The authority of our subsidiary bank to extend credit to our directors, executive officers and principal shareholders, including their immediate family members and corporations and other entities that they control, is subject to substantial restrictions and requirements under Section 22(g) and 22(h) of the Federal Reserve Act and

Regulation O promulgated thereunder, as well as the Sarbanes-Oxley Act of 2002. These statutes and regulations impose specific limits on the amount of loans our subsidiary banks may make to directors and other insiders, and specified approval procedures must be followed in making loans that exceed certain amounts. In addition, all loans our subsidiary bank makes to directors and other insiders must satisfy the following requirements:

•	the loans must be made on substantially the same terms, including interest rates and collateral, as prevailing at the time for comparable transactions with persons not affiliated with us or the subsidiary bank;

•	the subsidiary bank must follow credit underwriting procedures at least as stringent as those applicable to comparable transactions with persons who are not affiliated with us or the subsidiary bank; and

•	the loans must not involve a greater than normal risk of repayment or other unfavorable features.

Furthermore, our subsidiary bank must periodically report all loans made to directors and other insiders to the bank regulators, and these loans are closely scrutinized by the bank regulators for compliance with Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O. We have developed written procedures for compliance with these rules. Under the provisions of its charter, the Audit Committee of our Board of Directors is charged with reviewing all other transactions between related parties and us.

INCORPORATION BY REFERENCE

With respect to any future filings with the Securities and Exchange Commission into which this proxy statement is incorporated by reference, the material under the headings “Report of the Compensation Committee” and “Report of the Audit Committee” shall not be incorporated into such future filings.

FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this proxy statement, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project,” and similar expressions, as they relate to us or our management, identify forward-looking statements. These forward-looking statements are based on information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to those listed in Item 1A—“Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014 and the following:

•	general economic conditions, including our local, state and national real estate markets and employment trends;

•	volatility and disruption in national and international financial markets;

•	government intervention in the U. S. financial system including the effects of recent legislative, tax, accounting and regulatory actions and reforms, including the Dodd-Frank Act, the Jumpstart Our Business Startups Act, the Consumer Financial Protection Bureau and the capital ratios of proposed rule making pursuant to Basel III;

•	political instability;

•	the ability of the federal government to deal with the slowdown of the national economy and the fiscal cliff;

•	competition from other financial institutions and financial holding companies;

•	the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	changes in the demand for loans;

•	fluctuations in the value of collateral securing our loan portfolio and in the level of the allowance for loan losses;

•	the accuracy of our estimates of future loan losses;

•	the accuracy of our estimates and assumptions regarding the performance of our securities portfolio;

•	soundness of other financial institutions with which we have transactions;

•	inflation, interest rate, market and monetary fluctuations;

•	changes in consumer spending, borrowing and savings habits;

•	our ability to attract deposits;

•	changes in our liquidity position;

•	changes in the reliability of our vendors, internal control system or information systems;

•	our ability to attract and retain qualified employees;

•	acquisitions and integration of acquired businesses;

•	the possible impairment of goodwill associated with our acquisitions;

•	consequences of continued bank mergers and acquisitions in our market area, resulting in fewer but much larger and stronger competitors;

•	expansion of our operations, including branch openings, new product offerings and expansion into new markets;

•	changes in our compensation and benefit plans; and

•	acts of God or of war or terrorism.

Such statements reflect the current views of our management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SHAREHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

A shareholder proposal for business to be brought before the 2016 annual meeting of shareholders will be acted upon only in the following circumstances:

•	if the proposal is to be included in next year’s proxy statement, pursuant to Rule 14a-8 under the Exchange Act, the proposal (meeting all the requirements set forth in the Securities and Exchange Commission’s rules and regulations) is received by our corporate secretary at our principal executive office located at 400 Pine Street, Abilene, Texas 79601 no later than November 6, 2015; or

•	if the proposal relates to the nomination of a person to serve as a director, pursuant to our amended and restated bylaws, a written proposal (meeting all other requirements set forth in our amended and restated bylaws) must be received by our corporate secretary not less than 120 calendar days and not more than 150 calendar days prior to the anniversary of the 2015 annual meeting (unless the date of the 2016 annual meeting is advanced more than 30 calendar days prior to such anniversary date or delayed more than 60 calendar days after such anniversary date then to be timely such notice must be received by our corporate secretary no later than the later of 70 calendar days prior to the date of the annual meeting or the close of business on the 7th calendar day following the earlier of the date on which notice of the annual meeting is first mailed by or on behalf of the Company or the day on which public announcement is first made of the date of the annual meeting); or

•	if the proposal concerns matters other than nominations of directors, pursuant to our amended and restated bylaws, a written proposal (meeting all other requirements set forth in our amended and restated bylaws) must be received by our corporate secretary not less 90 calendar days and not more than 120 calendar days prior to the anniversary of the 2015 annual meeting (unless the date of the 2016 annual meeting is advanced more than 30 calendar days prior to such anniversary date or delayed more than 60 calendar days after such anniversary date then to be timely such notice must be received by our corporate secretary no later than the later of 70 calendar days prior to the date of the annual meeting or the close of business on the 7th calendar day following the earlier of the date on which notice of the annual meeting is first mailed by or on behalf of the Company or the day on which public announcement is first made of the date of the annual meeting).

Appendix A

FIRST FINANCIAL BANKSHARES, INC. 2015 RESTRICTED STOCK PLAN

ARTICLE I

GENERAL

Section 1.01 Purpose. The purpose of the First Financial Bankshares, Inc. 2015 Restricted Stock Plan (the “Plan”) is to provide an additional incentive to selected officers, employees, non-employee directors and consultants of the Company or its Subsidiaries (as hereinafter defined) whose contributions are essential to the growth and success of the Company’s business, and to attract and retain competent and dedicated persons whose efforts will contribute to and promote the long-term growth and profitability of the Company. To accomplish such purposes, the Plan provides that the Company may grant Restricted Stock, Restricted Stock Units, Performance Awards or any combination of the foregoing.

Section 1.02 Definitions. Wherever the following terms are used they will have the meanings set forth below, unless the context clearly indicates otherwise:

(a) “Administrator” means the Board, or, if and to the extent the Board delegates such responsibility, the Committee.

(b) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. An entity is an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

(c) “Award” means any Restricted Stock, Restricted Stock Unit or Performance Award, together with any other right or interest granted under the Plan to a Participant.

(d) “Award Agreement” means the writing evidencing an Award or a notice of an Award delivered to a Participant by the Company.

(e) “Beneficial Owner” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act, as amended from time to time.

(f) “Board” means the Company’s Board of Directors.

(g) “Change of Control” means, except as otherwise provided in an Award Agreement, a change of control of the Company of a nature which would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or in response to any other form or report to the Securities and Exchange Commission or any stock exchange on which the Company’s shares are listed which requires the reporting of a change of control. In addition, except as otherwise provided in an Award Agreement, a Change of Control shall be deemed to have occurred if: (i) any Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; (ii) in any two-year period, individuals who were members of the Board at the beginning of such period plus each new director whose election or nomination for election was approved by at least two-thirds of the directors in office immediately prior to such election or nomination, cease for

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any reason to constitute at least a majority of the Board; (iii) a majority of the members of the Board in office prior to the happening of any event and who are still in office after such event, determines in its sole discretion within one year after such event, that as a result of such event there has been a Change of Control; (iv) there is consummated a merger or consolidation of the Company or a Subsidiary with or into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger or consolidation more than 50% of the combined voting power of the voting securities of either the Company or the other entity which survives such merger or consolidation or the parent of the entity which survives such merger or consolidation; or (v) the stockholders of the Company approve a plan of complete liquidation of the Company and such plan of complete liquidation of the Company is consummated or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 80% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale. Notwithstanding the foregoing definition, “Change of Control” for purposes of this Plan shall exclude the acquisition of securities representing more than 20% of the combined voting power of the Company by the Company, any of its wholly owned Subsidiaries, or any trustee or other fiduciary holding securities of the Company under an employee benefit plan now or hereafter established by the Company. Notwithstanding the foregoing, for purposes of any Award that provides for a deferral of compensation subject to section 409A of the Code, to the extent the effect of a Change of Control on such an Award would subject a Participant to additional taxes under section 409A of the Code, a Change of Control for purposes of such Award will mean a Change of Control that is also a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” within the meaning of the regulations promulgated under section 409A of the Code.

(h) “Code” means the Internal Revenue Code of 1986, as amended. Any reference herein to a section of the Code includes any successor provision to such section.

(i) “Committee” means a committee of two or more directors designated by the Board to administer this Plan (which may be the Compensation Committee of the Board), and, to the extent the Board determines it is appropriate for the compensation realized from Awards under the Plan to be “performance-based” compensation under section 162(m) of the Code, will be a committee or subcommittee of the Board composed of two or more members, each of whom is an “outside director” within the meaning of section 162(m) of the Code, and which, to the extent the Board determines it is appropriate for Awards under the Plan to qualify for the exemption available under Rule 16b-3, will be a committee or subcommittee of the Board composed of two or more members, each of whom is a “non-employee director” within the meaning of Rule 16b-3.

(j) “Company” means First Financial Bankshares, Inc., a Texas corporation, and, where appropriate, each of its Affiliates and successors.

(k) “Covered Employee” means an individual who is both (i) designated by the Committee as likely to be a “covered employee” within the meaning of Section 162(m)(3) of

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the Code, and (ii) expected by the Committee to be the recipient of compensation (other than “performance-based compensation” under section 162(m)(3) of the Code) in excess of $1,000,000 for the tax year of the Company with regard to which a deduction for compensation paid to such Participant under the Plan would be allowed notwithstanding section 162(m) of the Code.

(l) “Effective Date” means January 27, 2015, subject to the approval of the Company’s stockholders at the Company’s 2015 annual meeting.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” means, with respect to Stock as of any specified date, (i) if the Stock is traded on a national securities exchange, the closing price of the Stock on the immediately preceding date (or if no sales occur on that date, on the last preceding date on which such sales of the Stock are so reported); (ii) if the Stock is not traded on a national securities exchange but is traded over the counter, the average between the reported high and low or closing bid and asked prices of the Stock on the most recent date on which Stock was publicly traded; or (iii) if the Stock is not publicly traded, the amount determined by the Administrator in its discretion in such manner as it deems appropriate.

(o) “Non-Employee Director” means a member of the Board who is not an employee of the Company or any of its Subsidiaries.

(p) “Participant” means, as of a specified date, a person who holds an Award that is outstanding as of such specified date.

(q) “Performance Award” means a right, granted to a Participant under Section 2.04, to receive an Award based upon performance criteria specified by the Administrator (or the Committee if the Performance Award is a Qualified Performance-Based Award).

(r) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term will not include (i) the Company or any Subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(s) “Qualified Performance-Based Award” means a Performance Award granted to a Covered Person that is intended to qualify as “performance-based compensation” within the meaning of section 162(m)(3) of the Code.

(t) “Restricted Stock” means Stock granted to a Participant under Section 2.02, that is subject to certain restrictions and to a risk of forfeiture.

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(u) “Restricted Stock Unit” means an unfunded and unsecured right granted to a Participant under Section 2.03, to receive Stock, cash or a combination thereof at the end of a specified period, which right is subject to certain restrictions and to a risk of forfeiture.

(v) “Rule 16b-3” means Rule 16b-3, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, applicable to the Plan and Participants.

(w) “Securities Act” means the Securities Act of 1933, as amended.

(x) “Stock” means the Company’s common stock, par value $0.01 per share.

(y) “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which: (A) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (B) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing member, general partner or analogous controlling Person of such limited liability company, partnership, association or other business entity.

For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

Section 1.03 Administration. The Plan shall be administered by the Administrator. The Administrator shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to: (a) prescribe, amend and rescind rules and regulations relating to the Plan including rules governing its own operations, (b) make all determinations necessary or advisable in administering the Plan, (c) correct any defect, supply any omission and reconcile any inconsistency in the Plan, (d) grant Awards and determine who will receive Awards, when such Awards will be granted and the terms of such Awards, including setting forth provisions with regard to the termination of a recipient’s employment or service, (e) accelerate the time or times at which an Award becomes vested or unrestricted, and (f) waive or amend any goals, restrictions or conditions set forth in an Award Agreement, unless otherwise provided in the Award Agreement. The determinations of the Administrator will be final, binding and conclusive. By accepting any Award under the Plan, each Participant and each person claiming under or through him or her will be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Administrator.

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Section 1.04 Stock Subject to Plan.

(a) Total Shares Available. The maximum number of shares of Stock reserved for issuance under the Plan shall be 500,000 shares (subject to adjustment as provided by Section 1.04(c)). The shares of Stock that may be delivered pursuant to Awards may be authorized but unissued Stock or authorized and issued Stock held in the Company’s treasury, or otherwise acquired for purposes of the Plan.

(b) Individual Awards. Except as provided under this Section 1.04(b), there is no limit on the amount of cash and securities (other than the overall Plan limit on shares of Stock as provided in Section 1.04(a)) that may be subject to Awards to any eligible individual under the Plan.

(i) Annual Limit on Qualified Performance-Based Awards. The maximum number of shares of Stock with respect to which Qualified Performance-Based Awards may be granted during any calendar year to any Covered Employee shall be 10,000 (as adjusted pursuant to the provisions of Section 1.04(c)).

(ii) Annual Limit on Awards to Non-Employee Directors. The maximum number of shares of Stock with respect to which Awards may be granted during any calendar year to any Non-Employee Director shall be 4,000 (as adjusted pursuant to the provisions of Section 1.04(c)).

(c) Adjustment for Change in Capitalization. In the event that any special or extraordinary dividend or other extraordinary distribution is declared (whether in the form of cash, Stock, or other property), or there occurs any recapitalization, stock dividend, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event, the Administrator shall adjust, as it deems necessary or appropriate, (i) the number and kind of shares of stock which may thereafter be issued in connection with Awards, (ii) the number and kind of shares of stock issued or issuable in respect of outstanding Awards, and (iii) the limitations set forth in Section 1.04(a); provided that no such adjustment shall cause any Award hereunder which is or becomes subject to section 409A of the Code to fail to comply with the requirements of such section.

(d) Reuse of Shares. If any shares of Stock subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the Participant, the shares of Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. Any shares of Stock withheld by the Company or any Subsidiary to satisfy the tax withholding obligations related to any Award under the Plan shall again be available for Awards under the Plan. To the extent an Award is denominated in shares of Stock, but paid or settled in cash, the number of shares of Stock with respect to which such payment or settlement is made shall again be available for Awards under the Plan and shares of Stock underlying Awards that can only be settled in cash shall not be counted against the aggregate number of shares of Stock available for Awards under the Plan.

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Section 1.05 Eligibility. The individuals who shall be eligible to receive Awards under the Plan shall be such employees of the Company and its Subsidiaries (including officers of the Company and its Subsidiaries, whether or not they are directors of the Company), consultants to the Company and Non-Employee Directors as the Administrator shall select from time to time. The grant of an Award hereunder in any year to any individual shall not entitle such individual to a grant of an Award in any future year.

ARTICLE II

AWARDS UNDER THE PLAN

Section 2.01 Awards Under the Plan; Award Agreement. The Administrator may grant Awards in such amounts and with such terms and conditions as the Administrator shall determine, subject to the provisions of the Plan. Each Award granted under the Plan shall be evidenced by an Award Agreement which shall contain such provisions as the Administrator may in its sole discretion deem necessary or desirable and which are not in conflict with the terms of the Plan. By accepting an Award, a Participant shall be deemed to agree that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

Section 2.02 Restricted Stock.

(a) Price. At the time of the grant of shares of Restricted Stock, the Administrator shall determine the price, if any, to be paid by the Participant for each share of Restricted Stock subject to the Award.

(b) Vesting Date. At the time of the grant of shares of Restricted Stock, the Administrator shall establish a vesting date or vesting dates with respect to such shares. The Administrator may divide such shares into classes and assign a different vesting date for each class. Provided that all conditions to the vesting of a share of Restricted Stock are satisfied, and subject to Section 2.02(h), upon the occurrence of the vesting date with respect to a share of Restricted Stock, such share shall vest and the restrictions of Section 2.02(d) shall lapse.

(c) Conditions to Vesting. At the time of the grant of shares of Restricted Stock, the Administrator may impose such restrictions or conditions to the vesting of such shares as it, in its absolute discretion, deems appropriate, including, but not limited to, achievement of performance criteria. The Administrator may also provide that the vesting or forfeiture of shares of Restricted Stock may be based upon the achievement of, or failure to achieve, certain levels of performance and may provide for partial vesting of Restricted Stock in the event that the maximum level of performance is not met if the minimum level of performance has been equaled or exceeded.

(d) Restrictions on Transfer Prior to Vesting. Prior to the vesting of a share of Restricted Stock, such Restricted Stock may not be transferred, assigned or otherwise disposed of, and no transfer of a Participant’s rights with respect to such Restricted Stock, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted.

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(e) Dividends on Restricted Stock. The Administrator in its discretion may require that any dividends paid on shares of Restricted Stock be held in escrow until all restrictions on such shares have lapsed.

(f) Issuance of Certificates. The Administrator may, upon such terms and conditions as it determines, provide that (i) a certificate or certificates representing the shares of Restricted Stock shall be registered in the Participant’s name and bear an appropriate legend specifying that such shares are not transferable and are subject to the provisions of the Plan and the restrictions, terms and conditions set forth in the applicable Award Agreement, (ii) such certificate or certificates shall be held in escrow by the Company on behalf of the Participant until such shares become vested or are forfeited, or (iii) the Participant’s ownership of the Restricted Stock shall be registered by the Company in book entry form.

(g) Consequences of Vesting. Upon the vesting of a share of Restricted Stock pursuant to the terms hereof, the restrictions of Section 2.02(d) shall lapse with respect to such share. Following the date on which a share of Restricted Stock vests, the Company shall, as determined by the Administrator, make a book entry record of such share or cause to be delivered to the Participant to whom such share was granted, a certificate evidencing such share, either of which may bear a restrictive legend, if the Administrator determines such a legend to be appropriate.

(h) Effect of Termination of Employment (or Provision of Services). Except as may otherwise be provided in the applicable Award Agreement, and subject to the Administrator’s authority under Section 1.03 hereof, upon the termination of a Participant’s employment with the Company and its Subsidiaries (or the Participant’s service to the Company and its Subsidiaries) for any reason, any and all shares to which restrictions on transferability apply shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company. In the event of a forfeiture of shares pursuant to this section, the Company shall repay to the Participant (or the Participant’s estate) any amount paid by the Participant for such shares.

Section 2.03 Restricted Stock Units.

(a) Vesting Date. At the time of the grant of Restricted Stock Units, the Administrator shall establish a vesting date or vesting dates with respect to such units. The Administrator may divide such units into classes and assign a different vesting date for each class. Provided that all conditions to the vesting of the Restricted Stock Units imposed pursuant to Section 2.03(c) are satisfied, and subject to Section 2.03(d), upon the occurrence of the vesting date with respect to the Restricted Stock Units, such units shall vest.

(b) Benefit Upon Vesting. Unless otherwise provided in an Award Agreement, upon the vesting of Restricted Stock Units, the Participant shall be paid, within 30 days of the date on which such units vest, an amount, in cash and/or shares of Stock, as determined by the Administrator. In the case of Awards denominated in shares of Stock, the amount per Restricted Stock Unit shall be equal to the sum of (i) the Fair Market Value of a

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share of Stock on the date on which such Restricted Stock Unit vests and (ii) the aggregate amount of cash dividends paid with respect to a share of Stock during the period commencing on the date on which the Restricted Stock Unit was granted and terminating on the date on which such unit vests. In the case of Awards denominated in cash, the amount per Restricted Stock Unit shall be equal to the cash value of the Restricted Stock Unit on the date on which such Restricted Stock Unit vests.

(c) Conditions to Vesting. At the time of the grant of Restricted Stock Units, the Administrator may impose such restrictions or conditions to the vesting of such units as it, in its absolute discretion, deems appropriate, including, but not limited to, achievement of performance criteria. The Administrator may also provide that the vesting or forfeiture of Restricted Stock Units may be based upon the achievement of, or failure to achieve, certain levels of performance and may provide for partial vesting of Restricted Stock Units in the event that the maximum level of performance is not met if the minimum level of performance has been equaled or exceeded.

(d) Effect of Termination of Employment (or Provision of Services). Except as may otherwise be provided in the applicable Award Agreement, and subject to the Administrator’s authority under to Section 1.03 hereof, Restricted Stock Units that have not vested, together with any dividend equivalents deemed to have been credited with respect to such unvested units, shall be forfeited upon the Participant’s termination of employment (or upon cessation of such Participant’s services to the Company) for any reason.

Section 2.04 Performance Awards.

(a) Performance Conditions. The right of a Participant to receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Administrator. The Administrator may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Section 2.04(b).

(b) Qualified Performance-Based Awards. If the Administrator intends that a Performance Award to be granted to a Covered Person should qualify as “performance-based compensation” for purposes of section 162(m) of the Code, the grant, exercise or settlement of such Qualified Performance-Based Award will be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 2.04(b).

(i) Performance Goals Generally. The performance goals for such Qualified Performance-Based Awards will consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Administrator consistent with this Section 2.04(b). Performance goals will be objective and will be designed to meet the requirements for “performance-based compensation” under section 162(m) of the Code and may differ from Participant to Participant and from Award to Award. The Administrator may determine that such Qualified Performance-Based Awards will be granted or settled upon achievement of any one or more performance goals.

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(A) Performance Goals. One or more of the following business criteria will be used by the Administrator in establishing performance goals for such Performance Awards: (1) earnings as a percentage of revenues; (2) pre-tax income, after-tax income or adjusted net income; (3) earnings per share (basic or diluted); (4) operating profit; (5) revenue, revenue growth or rate of revenue growth; (6) return on assets (gross or net), return on investment, return on capital, or return on equity; (7) returns on sales or revenues; (8) operating expenses; (9) stock price appreciation; (10) total stockholder return; (11) earnings growth; (12) return on average assets; (13) return on average equity; (14) efficiency ratio; (15) net interest margin; (16) audit, compliance and asset quality objectives; (17) cost targets, reductions and savings, productivity and efficiencies; (18) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, goals relating to acquisitions, divestitures, joint ventures and/or similar transactions and/or goals relating to budget comparisons; and (19) any combination of, or a specified increase or decrease in, any of the foregoing. Such performance goals may be measured on a generally accepted accounting principles (GAAP) or non-GAAP basis, and be based solely by reference to the performance of the Company as a whole or any Subsidiary, division, business segment or business unit of the Company, or any combination thereof or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to a peer group of other comparable companies, or as compared to the performance of a published or special index deemed applicable by the Administrator, including by not limited to, a stock index. Unless otherwise stated in an Award Agreement a performance goal need not be based on an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria).

(B) Adjustments to Performance Goals. The Administrator may provide for adjustment of performance goals for certain accounting charges as it determines is appropriate; provided, however, that any such adjustment not described in the immediately following sentence shall have been provided for by the Administrator in the performance goals that are established at the time such performance goals are established. The Administrator may also exclude the impact of any of the following events or occurrences which the Administrator determines should appropriately be excluded, but only to the extent such exclusions will not cause Awards intended to qualify as Qualified Performance-Based Compensation to fail to so qualify: (1) asset write-downs; (2) litigation, claims, judgments, or settlements; (3) the effect of changes in tax law or other such laws or regulations affecting reported results; (4) accruals for reorganization and restructuring programs; (5) any extraordinary, unusual, or nonrecurring items as described in the Accounting Standards Codification Topic 225, as the same may be amended or superseded from time to time; (6) any change in accounting principles as defined in the Accounting Standards Codification Topic 250, as the same may be amended or superseded from time to time; (7) any loss from a discontinued operation as described in the Accounting Standards Codification Topic 360, as the same may be amended or superseded from time to time; (8) goodwill impairment charges; (9) operating results for any business acquired during the calendar year; (10) third-party expenses associated with any acquisition by the Company or any Subsidiary; and (11) any other extraordinary events or occurrences identified by the Administrator, to the extent set forth with reasonable particularity in connection with the establishment of performance goals.

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(ii) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Qualified Performance-Based Awards will be measured over a performance period of up to ten years, as specified by the Administrator. Performance goals will be established not later than 90 days after the beginning of any performance period, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

(iii) Settlement of Qualified Performance-Based Awards; Other Terms. After the end of each performance period, the Committee will determine the amount, if any, of the potential Qualified Performance-Based Award payable to each Participant. The Administrator may reduce the amount of any settlement otherwise to be made in connection with such Qualified Performance-Based Awards, but the Administrator may not increase any such amount payable to a Covered Employee in respect of a Qualified Performance-Based Award. The Administrator will specify the circumstances in which such Qualified Performance-Based Awards will be paid or forfeited in the event of a Participant’s termination of employment before the end of a performance period or settlement date.

(c) Written Determinations. All determinations as to the establishment of performance goals and the achievement of performance goals relating to and final settlement of Performance Awards, shall be made in writing by the Administrator in the case of any Award intended to be a Qualified Performance-Based Award. The Administrator may not delegate any responsibility relating to such Performance Awards.

ARTICLE III

PROVISIONS APPLICABLE TO AWARDS

Section 3.01 Change of Control Provisions. Unless otherwise provided by the Administrator or in the applicable Award Agreement or otherwise, and subject to Section 1.04(c), in the event of a Change of Control:

(a) With respect to each outstanding Award that is not assumed or substituted in connection with a Change of Control, immediately upon the occurrence of the Change in Control, (i) such Award shall become fully vested, (ii) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (iii) any performance conditions imposed with respect to such Award shall be deemed to be achieved at target performance levels.

(b) For purposes of this Section 3.01, an Award shall be considered assumed or substituted for if, following the Change of Control, the Award is of substantially comparable value and remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change of Control except that, if the Award related to shares of Stock, the Award instead confers the right to receive common stock of the acquiring or ultimate parent entity.

Section 3.02 Rights as a Stockholder. No individual shall have any rights as a stockholder with respect to any shares of Stock covered by or relating to any Award until the

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date of record issuance of such shares of Stock in the books of the Company or the issuance of a stock certificate with respect to such shares. Except for adjustments provided in Section 1.04(c), no adjustment to any Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

Section 3.03 No Employment Rights; No Right to Award. Nothing contained in the Plan or any Award Agreement shall confer upon any individual any right with respect to the continuation of employment by or provision of services to the Company or interfere in any way with the right of the Company, subject to the terms of any separate agreement to the contrary, at any time to terminate such employment or service or to increase or decrease the compensation of such individual. No individual shall have any claim or right to receive an Award hereunder. The Administrator’s granting of an Award to a Participant at any time shall neither require the Administrator to grant any other Award to such Participant or other individual at any time nor preclude the Administrator from making subsequent grants to such Participant or any other individual.

Section 3.04 Leave of Absence. Except as otherwise provided in an Award Agreement evidencing an Award or other written agreement between a Participant and the Company (or a Subsidiary), a qualifying leave of absence shall not constitute a termination of a Participant’s employment for purposes of Awards held by the Participant. A Participant’s absence or leave shall be deemed to be a qualifying leave of absence as determined by the Administrator in its sole discretion.

Section 3.05 Securities Matters and Regulations.

(a) Notwithstanding anything herein to the contrary, the obligation of the Company to sell or deliver Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator. The Administrator may require, as a condition of the issuance and delivery of certificates evidencing shares of Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Administrator, in its sole discretion, deems necessary or advisable.

(b) Each Award is subject to the requirement that, if at any time the Administrator determines that the listing, registration or qualification of Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Stock, no such Award shall be granted or payment made or Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.

(c) In the event that the disposition of Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Stock shall be restricted against transfer to the extent

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required by the Securities Act or regulations thereunder, and the Administrator may require a Participant receiving Stock pursuant to the Plan, as a condition precedent to receipt of such Stock, to represent to the Company in writing that the Stock acquired by such Participant is acquired for investment only and not with a view to distribution.

Section 3.06 Withholding Taxes. Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any applicable withholding tax requirements related thereto. Whenever shares of Stock are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any applicable withholding tax requirements related thereto. A Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Stock having a value equal to the minimum amount of tax required to be withheld. Such shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an Award.

Section 3.07 Notification of Election Under Section 83(b) of the Code. If any Participant shall, in connection with the acquisition of shares of Stock under the Plan, make the election permitted under section 83(b) of the Code, such Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service.

Section 3.08 Amendment or Termination of the Plan. The Board may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that stockholder approval shall be required for any such amendment if and to the extent such approval is required in order to comply with applicable law or stock exchange listing requirement. Nothing herein shall restrict the Administrator’s ability to exercise its discretionary authority pursuant to Section 1.03 and Section 1.04, which discretion may be exercised without amendment to the Plan. No action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any outstanding Award.

Section 3.09 Transferability of Awards.

(a) General. No Award (or any rights and obligations thereunder) may be sold, exchanged, transferred or assigned, whether voluntarily or involuntarily, other than by will or by the laws of descent and distribution. Notwithstanding the preceding sentence, the Administrator may permit, under such terms and conditions that it deems appropriate in its sole discretion, (i) that a Participant may transfer an Award in whole or in part without payment of consideration to a member of the Participant’s immediate family, to a trust established for the benefit of a member of the Participant’s immediate family, or to a partnership whose only partners are members of the Participant’s immediate family, or (ii) that except as prohibited by Rule 16b-3, a Participant may transfer all or a portion of an Award to a person for which the Participant is entitled to a deduction for a “charitable contribution” under Section 170(a)(i) of the Code, provided in either case that no further transfer by such permitted transferee will be permitted. Any sale, exchange, transfer or assignment violation of the provisions of this Section 3.09 will be null and void. All of the terms and conditions of this Plan and the Award Agreements will be binding upon any permitted successors and assigns.

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(b) Transfers Upon Death. No transfer of an Award by will or the laws of descent and distribution shall be effective to bind the Company unless the Administrator shall have been furnished with (i) written notice thereof and with a copy of the will or such evidence as the Administrator may deem necessary to establish the validity of the transfer and (ii) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award.

Section 3.10 Expenses and Receipts. The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Award may be used for general corporate purposes.

Section 3.11 Term of Plan. Unless earlier terminated by the Board pursuant to Section 3.08, the right to grant Awards under the Plan shall terminate on the tenth anniversary of the Effective Date. Awards outstanding at Plan termination shall remain in effect according to their terms and the provisions of the Plan.

Section 3.12 Participant Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

Section 3.13 Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company.

Section 3.14 No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

Section 3.15 Beneficiary. A Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If the Participant does not designate a beneficiary or if no designated beneficiary survives the Participant, the Participant’s estate shall be deemed to be the Participant’s beneficiary.

Section 3.16 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

Section 3.17 Severability. If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

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Section 3.18 Applicable Law. Except to the extent preempted by any applicable federal law, the Plan shall be construed and administered in accordance with the laws of the State of Texas without reference to its principles of conflicts of law.

Section 3.19 Clawback. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). Without limiting the foregoing, an Award may be subject to such other deductions and clawback as may be determined by the Administrator and set forth in the Award Agreement evidencing the Award.

Section 3.20 Section 409A Compliance. The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under section 409A of the Code, the Participant shall not be considered to have terminated employment with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under section 409A of the Code, the settlement and payment of such awards shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with section 409A of the Code and makes no undertaking to preclude section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under section 409A of the Code.

Section 3.21 Correction of Errors. Notwithstanding anything in this Plan or an Award Agreement to the contrary, the Administrator may amend an Award, to take effective retroactively or otherwise, as deemed necessary or advisable for the purpose of correcting errors occurring in connection with the grant or documentation of an Award, including rescinding an Award erroneously granted, including, but not limited to, an Award erroneously granted to an individual who is not eligible to receive on an Award on the date of grant of the Award. By accepting an Award under the Plan, each Participant agrees to any amendment made pursuant to this Section 3.21 to any Award made under the Plan without further consideration or action.

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YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

REVOCABLE PROXY First Financial Bankshares, Inc.	2015 Annual Meeting of Shareholders April 28, 2015 10:30 A.M. Central time This Proxy is Solicited On Behalf Of The Board Of Directors

▲ FOLD HERE - PLEASE DO NOT DETACH - PLEASE ACT PROMPTLY ▲
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

Please mark your votes like this	☒

								FOR	AGAINST	ABSTAIN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTORS AND LISTED PROPOSALS.						4.	Approval of restricted stock plan for selected employees, officers, non-employee directors and consultants.	☐	☐	☐
1.	The election of directors:							FOR	AGAINST	ABSTAIN
	01. April Anthony	07. Ron Giddiens		WITH-	FOR ALL	5.	Approval of Amendment to the Amended and Restated Certificate of Formation to increase the number of common shares authorized.	☐	☐	☐
	02. Steven L. Beal	08. Tim Lancaster	FOR	HOLD	EXCEPT
	03 Tucker S. Bridwell 04. David Copeland 05. F. Scott Dueser 06. Murray Edwards	09. Kade L. Matthews 10. Ross H. Smith, Jr. 11. Johnny E. Trotter	☐	☐	☐

						Mark here for address change.			☐
(INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name on the space below):

By signing in the space provided, you are hereby acknowledging receipt of the proxy statement dated March 2, 2015, and hereby revoking any proxy or proxies heretofore given to vote at the annual meeting or any postponement or adjournment thereof. Please date your proxy and sign in the space provided, exactly as your name or names appear. When signing as attorney, executor, administrator, trustee or guardian, please give title. Each joint owner is required to sign.

			FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2015.		☐	☐	☐

COMPANY ID: PROXY NUMBER:
			FOR	AGAINST	ABSTAIN
3.	Advisory (non-binding) vote on compensation of the named executive officers.		☐	☐	☐

ACCOUNT NUMBER:

Signature	Signature	Date , 2015.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF FIRST FINANCIAL BANKSHARES, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS APRIL 28, 2015

REVOCABLE PROXY

FIRST FINANCIAL BANKSHARES, INC.

I hereby appoint Tucker Bridwell and David Copeland, or either of them acting in the absence of the other, as proxyholders, each with the power to appoint his substitute, and hereby authorize them to represent me and to vote for me as directed at the annual meeting of First Financial Bankshares, Inc., a Texas corporation, to be held on April 28, 2015, at 10:30 a.m., Central time, in the Abilene Civic Center, 1100 North 6th Street, Abilene, Texas and at any postponement or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED OR, IF NO DIRECTION IS INDICATED, IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON EACH PROPOSAL. THIS PROXY WILL BE VOTED, IN THE DISCRETION OF THE PROXYHOLDERS, UPON SUCH BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

(Continued and to be marked, dated and signed, on the other side)